UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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THE BOSTON BEER COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND **PROXY STATEMENT**

MAY 18, 2022 | 3 P.M. ET

BOSTON BEER co.

· ESTD . 1984 ·

Dear

Fellow
Stockholder

Jim Koch

Founder, Brewer, and

Chairman of the Board

April 7, 2022

It is my pleasure to invite you to attend our 2022 Annual Meeting of Stockholders on Wednesday, May 18, 2022, at 3:00 p.m. ET at our Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. At the Annual Meeting you will be asked to elect three Class A Directors and cast an advisory vote on executive compensation. As the holder of the voting rights of the Company’s Class B Common Stock, I will elect six Class B Directors and cast a vote to ratify the selection of our independent registered public accounting firm. As requested elsewhere in the accompanying materials, please submit your proxy as soon as possible.

As you may have read in our Annual Report and will read in this Proxy Statement, 2021 was a year of both successes and challenges for Boston Beer. We grew our depletions approximately 22% for the year, delivering more than 42% of the total industry volume growth, by far the highest of all brewers. We have a broad portfolio of healthy brands, including some new innovations, which we believe will continue to drive our growth in 2022.

Despite these ongoing strengths, we experienced large unanticipated costs because of the unexpected slowing of growth of the hard seltzer category in 2021. Based on our projections, we moved aggressively to build inventory early in the year to try to avoid the out-of-stocks that we experienced in prior years and to the secure production capacity needed for the projected future growth. Unfortunately, the hard seltzer category didn’t grow as much as we expected, and so we faced significant temporary costs over the second half of the year. For 2022, we have adjusted our projections and believe that the hard seltzer category will remain a very important beer industry segment going forward and that Truly Hard Seltzer will continue to blaze its own path as a category leader. Meanwhile, in 2022 we will focus on growing our depletions through a balanced approach among our existing brands and new innovations.

Our Board of Directors plays an integral role in strategically guiding us through these successes and challenges. In this Proxy Statement you will find information about our nine incumbent Directors, including Class A Directors Meghan Joyce, Michael Spillane, and Jean-Michel Valette, and Class B Directors Dave Burwick, Sam Calagione, Cynthia Fisher, Jim Koch, Michael Lynton, and Julio Nemeth. Each of us are candidates for reelection this year.

At the Annual Meeting each year, it is always a pleasure for me to share Company news with you and, of course, samples of the products that we believe will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own. I am especially excited about holding this meeting at the Samuel Adams Boston Taproom, after meeting virtually over the last two years for safety reasons. Please note that the City of Boston may require proof of vaccination for admittance to the Taproom. Additionally, we strongly encourage the use of public transportation due to parking limitations in the Faneuil Hall area.

The Proxy Statement and Boston Beer’s Annual Report for the fiscal year ended December 25, 2021 are available at www.bostonbeer.com. On behalf of the Board of Directors and Boston Beer’s Executive Leadership Team, I thank you for your continued confidence and support of Boston Beer and our products.

Cheers!

Jim Koch

Founder, Brewer, and Chairman of the Board

Notice of the 2022 Annual Meeting of Stockholders

Meeting Information

MAY 18, 2022,

3:00 p.m. ET

Samuel Adams Boston Taproom
Faneuil Hall, 60 State Street,
Boston, Massachusetts

To our Stockholders:

The 2022 Annual Meeting of the Stockholders (the “Annual Meeting”) of The Boston Beer Company, Inc. (“Boston Beer,” the “Company,” “we,” or “us”) will be held at the Samuel Adams Boston Taproom, Faneuil Hall, 60 State Street, Boston, Massachusetts at 3:00 p.m. ET on Wednesday, May 18, 2022.

The Class A Stockholders will meet for the following purposes:

1.	For the election of three (3) Class A Directors, each to serve for a term of one (1) year;
2.	To conduct an advisory vote regarding the compensation of our Named Executive Officers; and
3.	To consider and act upon any other business that may properly come before the meeting.

The Class B Stockholder will attend for the following purposes:

1.	For the election of six (6) Class B Directors, each to serve for a term of one (1) year;
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 53-week fiscal year ending December 31, 2022 (“Fiscal Year 2022”); and
3.	To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 21, 2022 as the Record Date for the meeting. Only Stockholders of Record on the Record Date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

You may submit your proxy: (1) by mail using a traditional proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and the accompanying proxy are being distributed on or about April 7, 2022.

By order of the Board of Directors,

MICHAEL G. ANDREWS

Associate General Counsel & Corporate Secretary

April 7, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2022

BY INTERNET

You may vote your shares via the internet by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website.

BY TELEPHONE You may vote your shares by telephone by following the instructions provided in the Notice. To vote by telephone, call toll free at 1-800-652-8683.	BY MAIL If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

AT THE ANNUAL

MEETING

You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available at www.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you are able to attend our Annual Meeting, please vote as soon as reasonably possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We continue to be advised and a number of our stockholders have experienced that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way that you can ensure that your account remains “active” is to vote your shares.

We encourage you to vote via the internet or by telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote via the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 17, 2022.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider regarding the proposals for this Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the 2022 Annual Meeting of Stockholders of the Boston Beer Company, Inc. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; and (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on Monday, March 21, 2022. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the respective class.

Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to the Compensation Discussion and Analysis, or the “CD&A.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

2021 Business Results

Most of the Company’s beverages, including hard seltzers, beers, and hard ciders, are primarily positioned in the market for “High End” beer occasions. The Company and the alcohol industry at large is forecasting significant growth in a newly defined category named “Beyond Beer” that includes hard seltzer, flavored malt beverages, cider, ready-to-drink spirits beverages, and other emerging beverages. The Company’s business goal is to become the leading supplier in the High End and Beyond Beer categories by creating and offering high quality alcohol beverages. With the support of a large, well-trained sales organization and world-class brewers, the Company strives to achieve this goal by offering consumer-responsive hard seltzers, beers, hard ciders, and ready-to-drink spirits beverages, and by increasing brand availability and awareness through traditional media and digital advertising, point-of-sale, promotional programs, and drinker education and engagement.

During the Company’s 52-week fiscal period ended December 25, 2021 (“Fiscal Year 2021”), the market for hard seltzer products experienced decelerating growth trends, which resulted in the annual volume growth rate declining from 158% in 2020 to 13% in 2021. The slowdown in growth trends greatly impacted the Company's volume of production and shipments, as well as its earnings and projections for the future. The volume reduction resulted in several supply chain related costs recorded during the second half of the year. These costs include provisions for

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excess and obsolete inventories, property, plant and equipment impairments, write-offs of third-party production prepayments, and provisions for costs associated with the termination of various third-party production contracts.

Our business results for Fiscal Year 2021 were as follows.

•	Depletions (sales by our wholesalers to retailers) increased by approximately 22% from the 52-week fiscal period ended December 26, 2020 (“Fiscal Year 2020”), following 37% depletions growth in Fiscal Year 2020
•	Net revenue of approximately $2.06 billion, an increase of 18.5% from Fiscal Year 2020
•	Earnings per diluted share of $1.17, a decrease from $15.53 in Fiscal Year 2020
•	Shipments (our sales to our wholesalers) of approximately 8.5 million barrels, a 15.4% increase over Fiscal Year 2020
•	Cash and cash equivalents on hand as of the end of Fiscal Year 2021 totaled $66.3 million, down from $163.3 million as of the end of Fiscal Year 2020
•	Capital investments in Fiscal Year 2021 totaled approximately $147.9 million, as compared to $140.0 million during Fiscal Year 2020, primarily consisting of improvements to the Company’s breweries intended to increase production capacity, drive efficiencies and cost reductions, and support product innovation and future growth

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the three (3) nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory “Say-on-Pay” vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The election of each of the six (6) nominees for Class B Director, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 4	The ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal Year 2022, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR

Board Nominees

CLASS A DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Meghan V. Joyce	38	2019	Chief Operating Officer of Oscar Health	NomGov (Chair), Audit
Michael Spillane	62	2016	President of Consumer Creation of Nike, Inc.	Comp (chair), NomGov
Jean-Michel Valette*	61	2003	Chairman of Sleep Number Corporation	Audit (chair), NomGov

CLASS B DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
David A. Burwick	60	2005	President and CEO of Boston Beer	-
Samuel A. Calagione, III	52	2020	Founder and Brewer of Dogfish Head Brewery	-
Cynthia A. Fisher	62	2012	Founder and Managing Director of WaterRev, LLC	-
C. James Koch	72	1995	Founder and Chairman of Boston Beer	-
Michael M. Lynton	61	2020	Chairman of Snap Inc.	Comp, NomGov
Julio N. Nemeth	61	2020	Chief Product Supply Officer of Procter & Gamble	Audit, Comp

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; NomGov=Nominating/Governance Committee

*	Lead Director

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Named Executive Officers

For Fiscal Year 2021, Boston Beer’s “Named Executive Officers,” or “NEOs,” were President and Chief Executive Officer David A. Burwick, Treasurer and Chief Financial Officer Frank H. Smalla, and the next three most-highly compensated Executive Officers, namely Chief Sales Officer John C. Geist, Senior Vice President, Supply Chain Quincy B. Troupe, and Chief Marketing Officer Lesya Lysyj. Mr. Troupe stepped down from his position with the Company effective as of April 1, 2022.

Executive Compensation

Boston Beer’s executive compensation program seeks to attract, develop, engage, and reward highly talented executives with an overall compensation package that provides strong performers the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards. The program focuses on “pay for performance” through bonuses linked to company performance targets and equity awards with both performance-based vesting tied to net revenue growth and time-based vesting linked to continued active employment. We believe that executive compensation should be aligned with achieving the Company’s strategic goals and delivering strong Company performance, both in terms of growth and long-term stockholder value.

Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include:

•	Independent oversight over executive compensation by the Compensation Committee;
•	Competitive benchmarking of executive compensation against a peer group;
•	Bonus program for Executive Officers based primarily on Company performance (depletions growth, EBIT, and cost savings);
•	Discretion to reduce individual bonus payouts down to zero for non-performance;
•	Long-term equity program with a mix of performance and time-based vesting criteria;
•	Annual advisory Say-on-Pay vote;
•	Policy banning hedging and pledging of stock by Directors, Officers, and other designated employees; and
•	Robust equity ownership guidelines applicable to our Chairman and CEO.

2021 Compensation of President & CEO David A. Burwick

Mr. Burwick’s compensation in 2021 included a base salary, two annual equity grants awarded pursuant to the Company’s long-term equity program, and two special equity grants awarded for the purposes of retaining Mr. Burwick to provide leadership stability and to align his total compensation with the market compared to similarly sized companies. The mix of his total compensation for 2021 is set forth below:

President & CEO David A. Burwick
2021 Total Compensation Mix

Annual Compensation
Base Salary Received	$826,278
Performance Bonus	$0
March 1, 2021 Annual Stock Option Award	$2,000,369
March 1, 2021 Annual Restricted Stock Unit Award	$2,000,841
Other Compensation	$12,898
Annual Compensation Subtotal	$4,840,386
Special Equity Awards
March 1, 2021 Special Stock Option Award	$5,000,011
March 1, 2021 Special Restricted Stock Unit Award	$5,000,559
Special Equity Award Subtotal	$10,000,570
2021 TOTAL COMPENSATION	$14,840,956

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•	Base Salary: Mr. Burwick’s annual base salary of $835,459 was approved by the Compensation Committee and the Board of Directors in February 2021, representing a 5% increase of his 2020 base salary of $795,675. The merit increase was effective on March 21, 2021, the same effective date as other coworkers.
•	Performance Bonus: The Company’s bonus scale is described in more detail in the Compensation Discussion and Analysis, or “CD&A,” section of this Proxy Statement under the heading “Cash Incentive Bonuses.” As noted in that section, the Company achieved 22% depletions growth under Mr. Burwick’s guidance in Fiscal Year 2021, which was below the Company’s projected growth targets for the year. As described under the “Cash Incentive Bonuses” heading, the Compensation Committee reviewed Fiscal Year 2021 Company performance against the bonus scale and determined that the Company achieved 4% on the bonus scale, which would have made Mr. Burwick eligible for a 4% bonus. Regardless, he opted not to be considered for a bonus award for Fiscal Year 2021, but instead asked that the Compensation Committee take any such funds that he would have been eligible for in the bonus pool and allot those funds to other Company coworkers, not inclusive of other Executive Officers.
•	Performance-Based Stock Option Award: On March 1, 2021, the Company granted Mr. Burwick a performance-based stock option award for a total of 4,446 shares, valued at $2,000,369 on the grant date. As described in more detail in the CD&A section of this Proxy Statement under the heading “Stock Option Awards,” the option shares have an exercise price of $1,028.71, are contingent upon net revenue growth in Fiscal Year 2022 over Fiscal Year 2020, have a three-year vesting schedule from March 2023 to March 2025 should the performance criteria be achieved, and are contingent on continued employment on the applicable vesting dates. The stock option award structure is identical in nature to the stock option awards granted to the other NEOs on March 1, 2021.
•	Restricted Stock Units: On March 1, 2021, the Company granted Mr. Burwick an award of 1,945 Restricted Stock Units (“RSUs”), valued at $2,000,841 on the grant date. As described in more detail in the CD&A section of this Proxy Statement under the heading “Restricted Stock Units,” the RSUs vest over a four-year period and are contingent upon continued employment on the applicable vesting dates. The RSU award structure is identical in nature to the annual RSUs granted to the other NEOs on March 1, 2021.
•	Special One-Time Equity Awards: Over the course of 2019 and 2020, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, to review the total compensation of our Executive Officers compared to executive officers at other similarly sized companies. FW Cook’s analysis determined that Mr. Burwick’s total target compensation was below the 25th percentile for total target compensation for chief executive officers at similarly sized companies. The Compensation Committee and the Company’s Chairman and Founder agreed that based on the Company’s growth rates during Mr. Burwick’s tenure, he should be compensated between the median and the 75th percentile of the market compared to similarly sized companies. Based on that analysis, the Committee determined that there was an annual gap of total compensation of approximately $3.6 million, or approximately $18 million over five years. Rather than significantly increasing Mr. Burwick’s base salary and performance bonus targets, the Compensation Committee opted to close the gap through moderate cash increases over time and through two special one-time equity awards valued at approximately $10 million in the aggregate. Accordingly, the Committee approved a special stock option grant (the “Burwick Option”) and a special RSU grant (the “Burwick RSU”) for Mr. Burwick in addition to his annual grants. The Committee believes there are several advantages to this strategy, including: (1) aligning CEO compensation with total shareholder return; (2) providing strong retention incentives; and (3) leveraging the simple-to-understand structure of the company’s existing equity vehicles. The special awards were disclosed in a Current Report on Form 8-K (a “Form 8-K”) filed with the SEC on February 12, 2021.
•	Burwick Option: The Burwick Option was granted on March 1, 2021, for a total of 10,935 shares, valued at $5,000,011 on the grant date. The Burwick Option has an exercise price of $1,028.71 and will vest 25% on March 1, 2024, 25% on March 1, 2025, and 50% on March 1, 2026, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events.
•	Burwick RSU: The Burwick RSU was granted on March 1, 2021 for a total of 4,861 restricted share units, valued at $5,000,559 on the grant date. The Shares will vest 25% on March 1, 2024, 25% on March 1, 2025, and 50% on March 1, 2026, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events.
•	Other Compensation: “Other Compensation” includes $11,600 in matching contributions to the Company’s 401(k) plan and $1,298 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of those benefits as other Company coworkers.

Each of the categories of Mr. Burwick’s compensation mix are described in detail in the CD&A section of this Proxy Statement under the heading “Compensation of David A. Burwick, President & Chief Executive Officer.” Included in that discussion are the establishment of Mr. Burwick’s base salary, his election not to be considered for a performance bonus for 2021, and the grant of his annual and special equity awards, all of which were approved by the Compensation Committee and the full Board of Directors.

Following the grant of the special one-time equity awards, the Compensation Committee believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

Mr. Burwick’s compensation was a topic of discussion with stockholders following our 2021 non-binding Say-on-Pay resolution, which received a favorable vote of 98.7% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading “Stockholder Engagement” below.

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Other Named Executive Officer 2021 Compensation Mix

The mix of 2021 potential compensation of our other Named Executive Officers was also consistent with the goals of our executive compensation program. For example, as shown in the adjacent chart, variable compensation, in the form of equity awards and performance-based bonus potential, provided approximately 60% of the total potential compensation, in the aggregate, of our other Named Executive Officers.

OTHER NEO TARGET COMPENSATION MIX IN 2021

The actual compensation paid to each of our Named Executive Officers in 2021 is discussed in the CD&A. Of the total compensation of our other Named Executive Officers for 2021, base salary constituted 36% to 40%, performance bonus potential based on 2021 performance constituted 20% to 27%, and equity compensation constituted 36% to 39%. As further discussed in the CD&A, the Named Executive Officers were eligible to earn a 4% bonus, but each NEO elected not to be considered for a bonus for Fiscal Year 2021 and instead asked the Compensation Committee to allot any such funds in the bonus pool to other Company coworkers.

Nominees for Board of Directors

The nominees for election to our Board of Directors at the Annual Meeting are identified below. They are being nominated as Class A or Class B Directors, as noted, to serve for a one-year term ending at the close of the 2023 Annual Meeting. Each has been nominated in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. The composition of the proposed Board meets the independence requirements of the New York Stock Exchange (“NYSE”). As discussed in more detail below, each nominee has extensive business and senior management experience, and together they collectively represent a group of individuals with diverse skills and experience in the areas that we consider to be the most critical to our business, including the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, entrepreneurship, and general enterprise management.

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Nominees for Class A Director

We recommend that the Class A Stockholders vote “FOR ALL” nominees.

MEGHAN V. JOYCE

Age 38
Director since: 2019

INDEPENDENT CLASS A DIRECTOR NOMINEE

Ms. Joyce is Chief Operating Officer and EVP of Platform for Oscar Health, Inc., a publicly traded technology-focused health insurance company based in New York, New York, a position she has held since September 2019. In this role, she oversees Oscar’s operations, technology, marketing, and clinical operations, as well as its technology and services solutions. Prior to that, she worked for Uber Technologies, Inc., a tech company headquartered in San Francisco, from 2013 to 2019. From 2017 to 2019, she served as Regional General Manager for Uber US & Canada Cities, responsible for business outcomes and rider and driver experience in communities across the United States and Canada. Ms. Joyce served as Uber’s East Coast General Manager from 2015 to 2017 and Boston General Manager from 2013 to 2015. Prior to that, she served as a Senior Policy Advisor for the United States Department of the Treasury in Washington, D.C. from 2011 to 2012. Ms. Joyce previously worked as an investor for Bain Capital and a consultant for Bain & Company. In August 2021, Ms. Joyce was appointed to the Board of Directors of Guardant Health, Inc., an oncology-focused health company based in Redwood City, CA. She serves on Guardant’s Audit Committee and Compensation Committee.

Committees: Nominating/Governance Committee (Chair), Audit Committee

Other Public Company Directorships: Guardant Health, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Joyce has extensive experience in business strategy, managing growth, financial modeling, modern consumer recruitment and engagement, digital marketing and implementation of new technologies, and management and retention of diverse employee groups. She was appointed Chair of our Nominating/Governance Committee in May 2020 after having served on the Committee since May 2019. She has served on the Audit Committee since May 2019 and served on the Compensation Committee from May 2019 to May 2020.

MICHAEL SPILLANE

Age 62
Director since: 2016

INDEPENDENT CLASS A DIRECTOR NOMINEE

Mr. Spillane currently serves as President of Consumer Creation at Nike, Inc., a publicly traded manufacturer and marketer of athletic footwear, apparel, and equipment, a position he has held since May 2020. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to May 2007, including President of Categories and Product from May 2017 to May 2020, President of Product and Merchandising from April 2016 to May 2017, Vice President and General Manager of Global Footwear from May 2015 to April 2016, and General Manager and Vice President, Greater China from May 2013 to May 2015. From June 2011 to May 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From September 2009 to June 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Committees: Compensation Committee (Chair), Nominating/Governance Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. He has served as Chair of our Compensation Committee since May 2016 and as a member of our Nominating/Governance Committee since May 2018.

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JEAN-MICHEL VALETTE

Age 61
Director since: 2003; Lead Director since 2013

INDEPENDENT CLASS A DIRECTOR NOMINEE

Mr. Valette currently serves as an independent advisor to select branded consumer companies. He has been on Boston Beer’s Board of Directors since May 2003. He is also Chairman of the Board of Sleep Number Corporation, a publicly traded sleep technology company based in Minneapolis, Minnesota. Additionally, he is a director and Audit Committee chairman of Intertek Group plc, a publicly traded global quality assurance and testing company active across a broad range of sectors and geographies, based in London, England. Until November 2012, he was Chairman of the Board and a member of the Audit and Nominating/Governance Committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company. Peet’s went private in 2012; since that time Mr. Valette has served as a Director and Chairman of its Audit and Valuation Committees. Peet’s parent company, JDE Peet's N.V., went public in May 2020; Mr. Valette does not serve on that Board. Until October 2006, he was Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005.

Committees: Audit Committee (Chair), Compensation Committee

Other Public Company Directorships: Sleep Number Corporation, Intertek Group plc

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Valette has more than thirty years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. He also serves as a director of several private companies. Mr. Valette has served on our Nominating/Governance Committee since May 2004. He has also served as a member of our Audit Committee since May 2003, and the Committee’s Chair since January 2019. He served on our Compensation Committee from May 2018 to May 2020. He was named Boston Beer’s Lead Director in May 2013.

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Nominees for Class B Director

DAVID A. BURWICK

Age 60
Director since: 2005

CLASS B DIRECTOR NOMINEE

Mr. Burwick has served on Boston Beer’s Board of Directors since May 2005 and was appointed President and Chief Executive Officer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of WW International, Inc., formerly Weight Watchers International, Inc., a leading provider of weight management services based in New York, New York. Prior to that, Mr. Burwick held numerous positions with PepsiCo, Inc., headquartered in Purchase, New York, including Chief Marketing Officer, PepsiCo Americas Beverages from August 2008 to August 2009; Executive Vice President, Marketing, Sales and R&D, PepsiCo International from April 2008 to July 2008; President, Pepsi-QTG Canada from January 2006 to March 2008; Chief Marketing Officer, Pepsi-Cola North America from June 2002 to December 2005; and various marketing roles from 1989 to 2002. In September 2021, Mr. Burwick joined the Board of Directors of Deckers Outdoor Corporation, a publicly traded footwear designer and distributor based in Goleta, California. He currently serves on Decker’s Compensation Committee.

Committees: None

Other Public Company Directorships: Deckers Outdoor Corporation

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Burwick has extensive experience leading consumer products organizations. His significant experience in the beverage industry has also been integral in helping shape our overall brand development strategies during his time on the Company’s Board of Directors. Prior to accepting the position of President and Chief Executive Officer in April 2018, he served on our Compensation Committee since May 2005, including as Chair from May 2006 to May 2013, and on our Nominating/Governance Committee since May 2005, including as Chair since May 2013.

SAMUEL A. CALAGIONE, III

Age 52
Director since: 2020

CLASS B DIRECTOR NOMINEE

Mr. Calagione is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company’s Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 25 Off-Centered Years (2021).

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

During his twenty-seven years at the helm of Dogfish Head, he grew the company from a small brewpub in Rehoboth, Delaware to an award-winning nationally-recognized brand and destination. Mr. Calagione’s skills in brewing, innovation, marketing, consumer engagement, media relations, management, distributor relations, and entrepreneurship are an invaluable asset to Boston Beer’s leadership team and the Board.

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CYNTHIA A. FISHER

Age 61
Director since: 2012

CLASS B DIRECTOR NOMINEE

Ms. Fisher is an independent investor and advisor. She founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. Ms. Fisher is Founder and Chairman of PatientRightsAdvocate.org, a nonprofit, non-partisan organization seeking systemwide healthcare price transparency, empowering American consumers and employers to know actual quality and prices of care and coverage upfront, creating a functional marketplace in healthcare to lower costs, improve quality, and broaden affordable access through competition and choice. Ms. Fisher also is a Director of Easterly Government Properties, Inc., a publicly traded real estate investment trust based in Washington, D.C. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as its Founder, Chairman, and CEO from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as President and on the Board of Directors. ViaCell, the successor to ViaCord, went public in 2005 and was subsequently sold to PerkinElmer in 2007. Ms. Fisher also co-founded and is Chairman of Fitmoney.org, which provides curriculum for K-12 financial literacy. She serves on the board of the National Park Foundation and previously served on the Board of Directors of Water.org.

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

She brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective. Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman.

C. JAMES KOCH

Age 72
Director since: 1995

CLASS B DIRECTOR NOMINEE

Jim Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm with a focus on manufacturing.

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

His thirty-eight years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as a leading craft brewer, are a testament to his skill in brewing, strategy, brand development, and industry leadership.

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MICHAEL M. LYNTON

Age 62
Director since: 2020

CLASS B DIRECTOR NOMINEE

Mr. Lynton is Chairman of Snap Inc., a social media and camera technology company based in Santa Monica, California. He has held the position since September 2016 and has served on the Snap Board of Directors since April 2013. He currently serves on Snap’s Audit, Compensation, and Nominating and Corporate Governance Committees. Previously, he served as CEO or co-CEO of Sony Entertainment Inc. from April 2012 until February 2017, overseeing Sony’s global entertainment businesses. He also served as Chairman and CEO of Sony Pictures Entertainment Inc. from January 2004 to May 2017, where he managed the studio’s overall global operations, and as CEO of Sony Corporation of America from March 2012 to August 2017. Prior to joining Sony, he worked for Time Warner from 2000 to 2004, during which time he served as CEO of AOL Europe, President of AOL International, and President of Time Warner International. From 1996 to 2000, Mr. Lynton served as Chairman and CEO of Penguin Group, a publishing company based in New York, New York, and a division of Pearson plc. From 1992 to 1996, he served as President of Disney’s Hollywood Pictures, a division of The Walt Disney Company. Mr. Lynton had joined The Walt Disney Company in 1987 and started Disney Publishing.

He has served as a member of the Board of Directors of Ares Management, L.P., a publicly traded alternative asset management company based in Los Angeles, California, since 2014. He has served as Chairman of Warner Music Group, a multinational record label company based in New York, New York since February 2019. He has served as Chairman of Schrödinger, Inc., an American life sciences and materials science company based in New York, New York since October 2018. Mr. Lynton also served on the Board of Pearson plc from February 2018 to September 2020, where he was a member of the Audit and Reputation & Responsibility Committees. He has also served as Chairman of Warner Music Group Corp., a privately held global entertainment company based in Los Angeles, California, since February 2019. He served as a member of the Board of Directors of Pandora Media, Inc., a streaming music company based in Oakland, California, from August 2017 until February 2019. Pandora is a subsidiary of SiriusXM.

Committees: Compensation Committee, Nominating/Governance Committee

Other Public Company Directorships: Snap Inc.; Ares Management, L.P.; Warner Music Group Corp.; Schrödinger, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Lynton has more than thirty years of senior-level management experience, including extensive experience in consumer marketing, traditional and digital media, and the adoption of new technologies. He also has broad public company governance experience. His significant experience in these areas helps shape our overall marketing, business, and governance strategies.

JULIO N. NEMETH

Age 61
Director since: 2020

CLASS B DIRECTOR NOMINEE

Mr. Nemeth is the Chief Product Supply Officer at The Procter & Gamble Company, a consumer goods company headquartered in Cincinnati, Ohio, a position he has held since May 2019. He also serves as the Executive Sponsor of the Hispanic Leadership Team and the People with Disabilities Network at P&G. He has held numerous senior roles with P&G since 1990, including President, Global Business Services from January 2015 to April 2019 and Senior Vice President, Product Supply, Global Operations from July 2013 to December 2014. Prior to his time at P&G, he served as a Project Engineer for Union Carbide Corporation in Brazil from 1987 to 1990 and as a Design Engineer for Fabirnor Argentina from 1984 to 1987. He was appointed to Boston Beer’s Board of Directors in January 2020.

Committees: Audit Committee, Compensation Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Nemeth has more than thirty-five years of operations, engineering, procurement, manufacturing, customer service, quality, distribution, innovation, and general management experience in the consumer goods industry, with significant experience in supply chain management. He currently leads P&G’s global Product Supply organization, which includes 58,000 employees, over 100 manufacturing plants, and roughly 200 distribution centers around the world focused on bringing superior products to the world’s consumers.

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Board of Directors

Board Governance

We are committed to having effective corporate governance and the highest ethical standards, because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on the Governance Documents tab of the Investor Relations section of our website, www.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

A majority of our Board of Directors is independent as determined in accordance with the director independence standards of the NYSE and the SEC. More specifically, all three Class A Director Nominees – Ms. Joyce, Mr. Spillane, and Mr. Valette – and two of the six Class B Director Nominees – Mr. Lynton and Mr. Nemeth –have no material relationship with Boston Beer, either directly or indirectly as a partner, stockholder, or officer of an organization that has a relationship with the Company.

Only independent Directors may serve as members of our Audit, Compensation, and Nominating/Governance Committees or as Lead Director.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of product quality and innovation, overall brand strategy, production capacity, and supply chain operations. The Chairman continues to be active on a daily basis in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors.

In May 2013, the non-employee members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The non-employee members of the Board of Directors then appointed Mr. Valette as the Lead Director. The role of the Lead Director is to serve in a leadership capacity to coordinate the activities of the other non-employee Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive session meetings of non-employee Directors; (iii) reviewing Board agendas and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO, and other Directors; and (v) advising the Board concerning the retention of advisors and consultants who report directly to the Board.

Executive Sessions of the Board

The Directors meet in executive sessions as part of each regularly scheduled Board meeting. A portion of each executive session includes the CEO, the Chairman, but not other members of management. Portions of each executive session include all Directors other than the CEO and, on occasion, include only the independent Directors and exclude the Chairman, Ms. Fisher and Mr. Calagione, who are not independent. The Lead Director leads these sessions and reports back to the Chairman and the CEO regarding these executive session discussions. More recently, the Chair of the Nominating/Governance Committee has joined the Lead Director in reporting back to the Chairman and the CEO. The independent Directors met formally in executive sessions four times during Fiscal Year 2021.

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Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight accountability with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below under the headings “Audit Committee”, “Compensation Committee”, and “Nominating/Governance Committee”, the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes, the Compensation Committee reviews the risks associated with our compensation practices, and the Nominating/Governance Committee reviews risks associated with our governance practices.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend the annual meetings of stockholders.

During Fiscal Year 2021, there were four regular meetings and one special telephonic meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which they served, during the period for which they served as a director. All Directors also attended the 2021 Annual Meeting of Stockholders, which was held virtually on May 19, 2021.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

Board Committees

Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/ Governance Committee. The membership of these committees is limited to independent Directors. Membership of the committees as of the mailing of this Proxy Statement is outlined in the below chart.

Director	Audit	Compensation	Nom/Gov
Meghan V. Joyce			Chair
Michael M. Lynton
Julio N. Nemeth
Michael Spillane		Chair
Jean-Michel Valette	Chair

Committee assignments to take effect immediately following the 2022 Annual Meeting of Stockholders will be determined by the Nominating/Governance Committee at that time. Mr. Burwick, Mr. Calagione, Ms. Fisher, and Mr. Koch are not independent Directors and therefore are not eligible to serve on any of the Board’s committees.

Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as appropriate. Additionally, each year the Nominating/Governance Committee formally reviews its performance as well as the adequacy of our Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. The Nominating/ Governance Committee also oversees the annual self-evaluation process for the full Board and each of the standing committees. Copies of the Corporate Governance Guidelines and respective charters, as amended and currently in effect, are available on the Governance Documents tab of the Investor Relations section of our website, www.bostonbeer.com. The function of each committee is described below.

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Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee also appoints, evaluates, and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company’s disclosure controls and procedures; reviews other risks that may have a significant impact on the Company’s financial statements; and is responsible for oversight of the Company’s response to the COVID-19 pandemic. Each year, the Audit Committee issues an annual report for inclusion in the Proxy Statement in cooperation with the Corporate Secretary.

The Audit Committee is also responsible for the oversight of operational, governance, and other risks that could adversely affect Boston Beer’s business such as business continuity and cybersecurity. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer’s Director of Internal Audit and with representatives of the Company’s independent registered public accounting firm. During those meetings, the Audit Committee also asks for and receives regular updates on steps taken to address those risks. Areas of focus in 2021 included contract production, supply chain management, production capacity, inventory, project prioritization, business continuity, cybersecurity, brand reputation, talent acquisition, culture, corporate sustainability, and COVID-19 response. The Audit Committee reports any risks that it believes could have a material adverse impact on the Company to the full Board.

The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company’s repurchase of its shares of Class A Common Stock (“Class A Shares”). In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intent to sell Boston Beer stock during a corresponding time period, that member recuses themselves from discussions regarding the pricing parameters under the proposed Company 10b5-1 Plan.

The Board has determined that two current members of the Audit Committee, independent Directors Ms. Joyce and Mr. Valette, are “audit committee financial experts” as defined under SEC rules. The Audit Committee met four times in 2021. The Chairman, CEO, CFO, and Chief Accounting Officer attended each of the meetings but recused themselves when the Audit Committee met in executive sessions with the Director of Internal Audit or with representatives of the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee’s responsibility is to carry out the Board’s oversight of the compensation of our Directors and Executive Officers by evaluating and approving the Company’s compensation programs and policies for those positions. The Compensation Committee provides general oversight of our compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers and their respective participation in the Company’s equity plans; reviews and approves Company goals and objectives relevant to the compensation of the Chairman, CEO, and other Executive Officers; evaluates performance against those goals; approves cash bonuses and sets salaries for the Chairman, CEO, and other Executive Officers, and determines the total compensation level and mix for the Chairman, CEO, and other Executive Officers.

In cooperation with the independent Directors, members of the Compensation Committee perform regular evaluations of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers.

The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to Executive Officer compensation, but with respect to the Company’s overall compensation practices. In carrying out its responsibilities, the Compensation Committee reports to the full Board on a regular basis. In cooperation with the Corporate Secretary, the Compensation Committee also issues an annual report and approves the CD&A for inclusion in the Company’s proxy statement.

During Fiscal Year 2021, there were three regular meetings of the Compensation Committee.

In 2020, The Compensation Committee retained FW Cook, a nationally recognized executive compensation consulting firm, to provide competitive compensation information and analysis for our Executive Officers as compared to other similarly sized companies. As part of this retention, FW Cook prepared recommendations regarding Mr. Burwick’s compensation. Those recommendations resulted in the Committee approving certain changes to Mr. Burwick’s compensation structure in 2021, all of which are outlined in a Form 8-K filed with the SEC on February 12, 2021 and further detailed in the CD&A under the heading “Compensation of David A. Burwick, President & Chief Executive Officer.”

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The Compensation Committee is also responsible for providing guidance to the full Board of Directors and management on topics such as people and culture, development and training, succession planning, coworker engagement, and diversity, equity, and inclusion. The Company’s approach to these topics is discussed in detail under the heading “Environmental, Social, and Governance” below.

Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, and planning for Board succession.

The Committee, acting independently, but also in concert with Mr. Koch, who holds the voting rights to all shares of Class B Common Stock (“Class B Shares”), which entitle him to elect a majority of Board members under our By-Laws, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. In order to help ensure the adequacy of our corporate governance policies, the Committee also reviews Director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews communications with stockholders; and makes recommendations to management and/or the Board for improvements.

The Committee is also responsible for providing guidance to management on the Company’s social responsibility, and sustainability efforts. The Company’s approach to these topics is discussed in detail under the headings “Environmental, Social, and Governance” below.

During Fiscal Year 2021, there were four regular meetings of the Nominating/Governance Committee.

Consideration of Nominees for Director

The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for Director. The Nominating/Governance Committee identifies those attributes, qualifications, skills, and experiences that its members believe should be reflected on the Board as a whole. The Nominating/Governance Committee also reviews the characteristics of the then-current Board and seeks to identify any particular perceived weakness or imbalance. In doing so, the Nominating/Governance Committee takes into consideration the results of skills gap analyses and the annual self-assessments performed by the Board and each of the standing committees and seeks input from the other Directors on opportunities to strengthen the Board. The Nominating/ Governance Committee also meets with Mr. Koch as the holder of all voting rights to the Class B Shares.

Candidates may come to the attention of the Nominating/ Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/ Governance Committee and may be considered at any point during the year.

The Nominating/Governance Committee has discussed the issue of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company at this time. The Committee has noted that a majority of the current Directors have served for five or fewer years, with four Directors joining the Board in 2019 or 2020, reflecting a healthy level of turnover. The Committee believes that any additional benefit of bringing “fresh eyes” to the Board would create a potential disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Nominating/Governance Committee uses the Board’s annual self-evaluation process and regularly discusses on the topic of term limits to ensure that this policy and the Board are properly serving the Company.

The Nominating/Governance Committee considers diversity to be a critical factor in selecting Director nominees, and remains committed to providing equal opportunities for all Directors, nominees, and qualified candidates regardless of race, color, religion, creed, gender, gender identity, sexual orientation, marital status, national origin, ancestry, age, disability, pregnancy, military service status or any other characteristic protected by state or federal law or local ordinance. The Nominating/Governance Committee views diversity broadly, taking gender, ethnicity, experience, skills, judgment, differences of viewpoint, location, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives results in more thoughtful deliberations. Additionally, as discussed in more detail under the heading “Environmental, Social, and Governance” below, the Board believes that it is important that the composition of the Board, the Company’s Executive Leadership Team (“ELT”), and the Company’s coworker base represent the Company’s current and potential consumer base in the areas where we market and sell our products.

Since April 2018, the Nominating/Governance Committee has identified and recommended nominees to fill three Director vacancies. Upon commencing its search to fill the initial vacancy, the Committee believed that it was critical to focus

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on a candidate who would bring specific experience in modern consumer recruitment and engagement, with a perspective believed to be different from that then prevalent on the Board. More specifically, the Committee asked its external search firm to place a heavy emphasis on the nomination of a candidate who would bring such a diverse perspective to the Board. While the firm brought forth an array of well-qualified candidates, the Committee did not believe that an ideal fit existed among that initial pool of candidates. The Committee challenged the search firm to present only candidates who would add to the Board’s diversity in the subsequent round. The Committee believes that this challenge resulted in the firm thinking “outside the box,” which resulted in another array of even-more qualified candidates. After a nearly yearlong search, the Committee filled the Class A Director vacancy by appointing Ms. Joyce to the Board as a Class A Director in March 2019. As the Committee anticipated, Ms. Joyce’s significant experience in business strategy, managing growth, modern consumer recruitment and engagement, digital marketing, and new technologies has broadened the Board’s overall business perspective and diversity. The Board also believes that Ms. Joyce’s generational diversity provides additional perspective to boardroom discussions.

For the second vacancy, the Committee sought a candidate who would bring a new perspective on the supply chain management challenges facing the Company. Following another yearlong search, the Board appointed Mr. Nemeth as a Class B Director. As the Committee expected, Mr. Nemeth immediately became an integral asset to the Board, both due to his background and his thirty-five years of operations and supply chain management. For example, Mr. Nemeth visited our Pennsylvania brewery and met with our operations team in March 2020 to provide invaluable insights learned from his experience dealing with the COVID-19 pandemic at P&G’s operational facilities in China. Since that time, he has continued to provide invaluable guidance to our supply chain operations team.

After yet another search, the Committee nominated Mr. Lynton to fill the third vacancy. When commencing the search to fill this vacancy, the Committee sought to find a candidate with significant experience in governance leadership, consumer marketing, traditional and digital media, and the adoption of new technologies. Mr. Lynton was appointed to the Board in October 2020 and has proven to be an asset in the boardroom, particularly due to his background and extensive board experience in the areas of corporate governance and strategic planning.

Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board, as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
c/o Corporate Secretary
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Stockholder Engagement

We believe it is crucial to engage actively with and receive feedback from our non-affiliated stockholders, particularly as it relates to matters of corporate governance, executive compensation, social responsibility, and other topics of importance to them. In recent years, we have reached out to our top stockholders to attempt to receive this type of feedback.

Since May 2018, we have generally reached out to our top institutional stockholders in May and September each year. Following that outreach, we hold in-person, telephonic, or video meetings with representatives from these stockholders. On the Boston Beer side, we generally make available for such meetings a director, an executive officer, our Corporate Secretary, and occasionally a subject matter expert. Topics of discussion range broadly, but often largely focus on executive compensation and environment, social, and governance (“ESG”) issues. Material non-public information such as undisclosed company performance is not discussed. Summaries of these discussions are then shared with our Nominating/Governance Committee and/or the full Board of Directors.

In May 2021, the Company continued its stockholder outreach, reaching out to its top fifteen institutional stockholders, who then held approximately 60.4% of the Company’s outstanding Class A Shares. In September 2021, we reached out to our top twenty institutional stockholders, who then held approximately 66.5% of the Company’s outstanding Class A Shares. Over the course of 2021, we held eight virtual meetings with stockholders, covering

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topics such as executive compensation, diversity, human capital, sustainability, ESG disclosure, and the annual stockholder’s meeting. The results were reported to the Nominating Governance Committee. The feedback we received, and our responses thereto included:

•	Board oversight of ESG. A majority of stockholders expressed the desire to discuss ESG, particularly the Board’s approach to oversight of ESG topics such as diversity, equity, and inclusion, succession planning and talent management, environment and sustainability, culture, social responsibility, and the Company’s response to the COVID-19 pandemic. More specifically, many stockholders suggested that the Company formally assign oversight of these topics to the Board or its standing committees. Partially as a result of the feedback received at stockholder meetings in recent years, it was determined in 2021 that the full Board is responsible for oversight of succession planning and talent management; the Compensation Committee is responsible for the oversight of diversity, equity, and inclusion and other human capital issues; the Audit Committee, reporting to the full Board, is responsible for oversight of the Company’s COVID-19 response; and that the Nominating/Governance Committee is responsible for oversight of the Company’s efforts in the areas of environment, sustainability, and social responsibility.
•	ESG Disclosures. While nearly all stockholders we spoke with indicated that they were pleased with the progress we made in our 2021 Proxy Statement with respect to ESG disclosures, they also indicated a preference for even further expanded reporting in the future, such as “standalone” reporting outside of the proxy statement, including quantifiable data as available, on topics such as diversity, water usage, energy usage, emissions, recycling, safety, workforce culture and engagement, and social impact initiatives. In response to these discussions, in August 2021 we commenced a search for a vendor to complete a materiality assessment of the Company’s ESG efforts and progress. As discussed in more detail in the Environmental, Social, and Governance section of this Proxy Statement, the project was kicked off in January 2022 with the goal of determining which metrics are the most important to the Company’s Board, management, workforce, stockholders, potential job seekers, and the community at large. Ultimately the Company aspires to move towards standalone ESG reporting.
•	Diversity, Equity, and Inclusion. Almost all stockholders indicated that diversity is vital in the makeup of boards and management teams. The stockholders also relayed that Boards and management teams should seek to represent the company’s coworkers and customer base. We agree with this premise. In each of the stockholder meetings in 2021, the Company shared the Company’s ongoing efforts towards progress in these areas, which efforts are outlined in more detail under the headings “Consideration of Nominees for Director” above and “Diversity, Equity, and Inclusion” below.
•	Succession Planning and Talent Management. In recent years, stockholders have relayed their belief that CEO and executive succession planning should be a regular agenda item on the annual Board calendar. Since Mr. Burwick joined as CEO in 2018, we have improved our focus on internal executive succession planning, holding discussions and meetings on the topic annually. The Company’s succession planning efforts are discussed in more detail below under the heading “Succession Planning.”
•	Sustainability. Almost all stockholders relayed a general preference that boards have regular conversations with management about sustainable practices, especially when it is beneficial to the company’s bottom line over the long term. The Company’s ongoing sustainability efforts are discussed in more detail below under the heading “Sustainability.”
•	Culture. Several stockholders discussed culture as a vital retention and recruiting tool in today’s employment environment and expressed the belief that boards should be discussing culture with management regularly. In response, we discussed the Company’s historical and ongoing efforts related to culture, which are outlined in more detail under the headings “People” and “Culture” below. The Company firmly believes that its culture is an area of strength.
•	CEO Compensation. The stockholders we met with in 2020 and 2021 did not express material concerns with the Company’s executive compensation structure. However, we recognize that in the past stockholders have expressed concerns about significant one-time equity grants awarded to executive officers -- such as the Burwick Option and Burwick RSU granted to the CEO in 2021. The Compensation Committee considered the feedback from stockholders when granting those awards and implementing its compensation practices and procedures. As discussed in more detail under the heading “Compensation of David A. Burwick, President & Chief Executive Officer”, the purpose of those grants was to bring Mr. Burwick’s total target compensation from below the 25th percentile for total target compensation for chief executive officers at similarly-sized companies to between the median and the 75th percentile of the market compared to similarly-sized companies – a gap determined to be approximately $18 million over five years by an independent executive compensation consulting firm. Rather than significantly increasing Mr. Burwick’s cash compensation, the Compensation Committee opted to attempt to close that gap through moderate cash increases over time and through those two special one-time equity awards valued at approximately $10 million in the aggregate. The Committee believes there are several advantages to this strategy, including: (1) aligning CEO compensation with total shareholder return; (2) providing strong retention incentives; and (3) leveraging the simple-to-understand structure of the company’s existing equity vehicles.

At the 2022 Annual Meeting, we will hold an advisory Say-on-Pay vote on the compensation of our Named Executive Officers, as we have done on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes, as well as the valued feedback of stockholders, in evaluating our executive compensation and other policies.

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Board Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other coworkers are required to report any proposed related party transactions to our General Counsel’s Office, who will bring those concerns to the attention of the Audit Committee.

In 2017, the Board of Directors adopted a written Related Party Transactions Policy on the recommendation of the Audit Committee. The policy is intended to enable the Audit Committee to consider the approval and reporting of transactions between the Company and any of its Directors, Director Nominees, Executive Officers, or 5% Stockholders, or certain entities or persons related to them (each, a “Related Party”). The policy requires Directors, Director Nominees, and Executive Officers to report any potential material related party transaction between the Company on one hand and a Related Party on the other hand to the Company’s General Counsel, who will in turn refer the transaction to the Audit Committee for review. In considering whether to approve the transaction, the Audit Committee will weigh a number of factors, including but not limited to: (i) whether the terms of the transaction are fair to the Company and would be acceptable if the same transaction did not involve a Related Party; (ii) the nature of alternative transactions; (iii) Director independence; (iv) timely compliance with the approval process; (v) the potential for conflicts of interest; and (vi) the size and ongoing nature of the proposed transaction.

Since January 1, 2021, we have not entered into any material transaction with any Related Parties, nor do we currently have any proposed transactions in which Boston Beer is or was a participant and in which any such Related Party had or will have a direct or indirect material interest. However, as outlined below, in prior years we have entered into material agreements with Related Parties, some of which remained active agreements in 2021.

Mr. Calagione’s wife, Mariah Calagione (“Ms. Calagione”) is a coworker and at-will employee at Boston Beer. In accordance with her employment agreement dated July 3, 2019, Ms. Calagione received total compensation of $220,335 in 2021, which included $217,835 earned in base salary and $2,500 in bonus for services provided in 2021, which bonus was paid in March 2022. She did not receive any equity awards in 2021, and was eligible for the same benefits as other coworkers. In 2022, her base salary is $224,545.

Mr. and Ms. Calagione own Red Wagon LLC, which owns the land on which two Company-owned retail establishments in Delaware are located. The Company is party to two leases with Red Wagon LLC for these premises. Both leases commenced on July 1, 2019 with an expiration date of June 30, 2029. The combined monthly rent for the two leases is $29,043. The total amount paid by the Company to Red Wagon LLC in 2021 under these lease agreements was $348,516.

Mr. and Ms. Calagione also own Super Suite, LLC, which owns property and a cottage in Lewes, Delaware, near the Company-owned Dogfish Inn. The cottage is rented out to the public in a similar fashion as a hotel suite. The Company is party to a property management services agreement with Super Suite, LLC, under which the Dogfish Inn manages reservations and cleaning, and coordinates maintenance of the cottage. The agreement commenced on June 11, 2018 and runs for a term of one year, automatically renewable for subsequent one-year terms. There is no set fee for the services, but the Company retains 40% of the revenue from the rental of the cottage and passes 60% of the revenue, less expenses paid, to Super Suite, LLC. The total amount paid by the Company to Super Suite, LLC in 2021 was approximately $43,00.

Ms. Calagione is a part owner of Loblolly LLC, which owns property in Milton, Delaware that includes an advertising billboard structure. The Company is a party to an outdoor advertising agreement, whereby it rents advertising space on the billboard for $1,352 per month. The agreement has an effective date of October 1, 2019 and a termination date of September 30, 2022. The total amount paid by the Company to Loblolly LLC in 2021 was less than $16,000.

All related party transactions were disclosed to, reviewed by, and approved by the Company’s Audit Committee and Board of Directors prior to the completion of the Company’s merger with Dogfish Head. The Board believes that payments under each of these agreements represent fair market value for the respective services or property received, and that for each transaction the financial and other terms are comparable to what the Company would have obtained in a negotiated arm’s-length transaction with an unrelated third party.

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Director Compensation

Compensation Summary

A summary of the elements of compensation for non-employee Directors is set forth below:

Applies to	Payment For	Compensation	Payable
All Non-Employee Directors	One-time Award	Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant	Upon first-time election or appointment to the Board
All Non-Employee Directors	Annual Award	Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant	Upon each election to the Board
All Non-Employee Directors	Annual Retainer	$30,000	Upon election to the Board
Lead Director	Annual Retainer	$10,000	Upon appointment
Chair, Audit Committee	Annual Retainer	$15,000	Upon appointment
Chair, Compensation Committee	Annual Retainer	$10,000	Upon appointment
Chair, Nominating/Governance Committee	Annual Retainer	$9,000	Upon appointment
Members of Audit Committee (other than Chair)	Annual Retainer	$10,000	Upon appointment to the Audit Committee
Members of Other Standing Committees (other than Chair)	Annual Retainer	$2,000	Upon appointment to a standing committee other than the Audit Committee

All option awards to non-employee Directors are granted under our Restated 1996 Stock Option Plan for Non-Employee Directors, or the “Director Option Plan.” As provided in the Director Option Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares registered under the Director Option Plan is 550,000 shares, with 61,592 remaining shares available for issuance as of the end of the 2021 Fiscal Year. The number of shares of Class A Common Stock granted under each option is the greatest number of whole shares that results in a value of $115,000 as computed using the trinomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

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Director Compensation for Fiscal Year 2021

The following table sets forth certain information concerning the 2021 compensation of our non-employee Directors.

Name	Fees Earned or Paid in Cash	Option Awards	(1)(2)	Total
Cynthia A. Fisher	$30,000	$114,906		$144,906
Michael M. Lynton	$34,000	$114,906		$148,906
Meghan V. Joyce	$49,000	$114,906		$163,906
Julio N. Nemeth	$42,000	$114,906		$156,906
Michael Spillane	$42,000	$114,906		$156,906
Jean-Michel Valette	$57,000	$114,906		$171,906
(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2020, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2021 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 22, 2022.
(2)	On May 19, 2021, upon election to the Board of Directors, each non-employee Director was granted an option under the Director Option Plan to purchase 237 Class A Shares at an exercise price of $1,061.71, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. As of the end of the 2021 Fiscal Year, the aggregate number of shares subject to stock options held by non-employee Directors is shown below:

Name	Number of Option Shares
Cynthia A. Fisher	8,181
Michael M. Lynton	769
Meghan V. Joyce	2,448
Julio N. Nemeth	1,795
Michael Spillane	7,438
Jean-Michel Valette	3,560

The following table sets forth certain information concerning the 2021 compensation of our employee Directors, except for Mr. Burwick. Information regarding the compensation of Mr. Burwick, who is an NEO, may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Base Salary	2021 Bonus Paid in 2022	All Other Compensation(1)	Total
Samuel A. Calagione, III	$450,434	$0	$12,898	$463,332
C. James Koch	$450,434	$0	$12,898	$463,332
(1)	Includes annual group life insurance premium, short-term and long-term disability, Company matching contributions under the Company’s 401(k) plan paid in the respective year, Company health savings contributions under the Company’s medical plan paid in the respective year.

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Executive Officers

Information about our Executive Officers is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year, and hold office until their successors are elected and qualified or until their earlier resignation or removal.

C. James Koch, 72, currently serves as our Chairman. Mr. Koch founded Boston Beer in 1984 and was our Chief Executive Officer from that time until January 2001.

David A. Burwick, 60, has served on Boston Beer’s Board of Directors since May 2005 and was appointed President and Chief Executive Officer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of WW International, Inc., formerly Weight Watchers International, Inc., a leading provider of weight management services based in New York City. Prior to that, Mr. Burwick held numerous positions with PepsiCo, Inc., headquartered in Purchase, New York, including Chief Marketing Officer, PepsiCo Americas Beverages from August 2008 to August 2009; Executive Vice President, Marketing, Sales and R&D, PepsiCo International from April 2008 to July 2008; President, Pepsi-QTG Canada from January 2006 to March 2008; Chief Marketing Officer, Pepsi-Cola North America from June 2002 to December 2005; and various marketing roles from 1989 to 2002. In September 2021, Mr. Burwick joined the Board of Directors of Deckers Outdoor Corporation, a publicly traded footwear designer and distributor based in Goleta, California. He currently serves on Decker’s Compensation Committee.

Samuel A. Calagione, III, 52, is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company’s Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 25 Off-Centered Years (2021).

John C. Geist, 62, was appointed Boston Beer’s Chief Sales Officer in January 2016, after serving as our Vice President of Sales from 2007 to 2015 and National Sales Manager from 1998 to 2007. Mr. Geist joined the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

David L. Grinnell, 64, was appointed Boston Beer’s Vice President, Brewing effective January 2008, after serving as the Company’s Director of Quality and Brewing since 2001. Mr. Grinnell joined Boston Beer in 1988 from New Amsterdam Brewing Company, where he was a founding member.

Tara L. Heath, 47, was appointed Vice President, Legal & Deputy General Counsel of Boston Beer in July 2016. She joined the Company in 1997 and has held various positions during that time, including Senior Corporate Counsel, Director of Regulatory Affairs from 2013 to 2016 and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013.

Lesya Lysyj, 59, joined the Company as Chief Marketing Officer in April 2019. Ms. Lysyj has over 30 years of marketing experience in the food and beverage industry. Prior to joining Boston Beer, she served as President U.S. (Sales and Marketing) for Welch’s Foods, based in Concord, Massachusetts from September 2017 to April 2019. From 2013 to 2015, she served as President North America of Weight Watchers International. She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013. Prior to that, she held a number of positions with Kraft Foods from 1990 to 2011, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury.

Matthew D. Murphy, 53, was appointed Chief Accounting Officer of Boston Beer in August 2015. Prior to the appointment, Mr. Murphy held the position of Corporate Controller at Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006.

Carolyn L. O’Boyle, 43, joined the Company as Chief People Officer in March 2020. She has extensive experience in talent strategy and operations, including expertise in recruiting, total rewards, operational transformation, immigration, people analytics, business partners, and shared services. Prior to joining Boston Beer, she was a Managing Director at Deloitte Services LP in Boston, MA from August 2013 to February 2020, serving as the National Managing Director for Talent Operations and Chief Operating Officer for Talent. Prior to that, she served in various senior roles at Deloitte from September 2005 to August 2013, and as an Operations Manager at Diageo North America, a wine and spirits company based in Norwalk, CT, in 2004.

Frank H. Smalla, 56, was named Treasurer and Chief Financial Officer of Boston Beer in February 2016, after serving in the interim position of Senior Vice President, Finance in January 2016. Mr. Smalla previously worked in various senior financial roles for Kraft Foods Group, Inc. of Northfield, Illinois from 1995 through 2015, most recently as Senior Vice President, Finance of U.S. Business Units, U.S. Sales, Integrated Supply Chain, RDQ and Marketing Services. He held the positions of Senior Vice President of Finance from 2012 to 2015 and Vice President of Finance from 2010 to 2012. Mr. Smalla is also an independent director of G&L Holdings, Inc., a privately held holding company of leading food ingredient manufacturers based in Rome, GA.

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Compensation Discussion and Analysis

In this section of the Proxy Statement, which we sometimes refer to as the CD&A, we will describe the important components of our executive compensation program for our Named Executive Officers. In 2021, our Named Executive Officers were:

DAVID A. BURWICK	President and Chief Executive Officer
FRANK H. SMALLA	Treasurer and Chief Financial Officer
JOHN C. GEIST	Chief Sales Officer
QUINCY B. TROUPE	Senior Vice President, Supply Chain
LESYA LYSYJ	Chief Marketing Officer

Mr. Troupe stepped down from his position with the Company effective as of April 1, 2022. In addition to providing an overview of our executive compensation program, this section also explains how the Compensation Committee determined the specific compensation policies and decisions involving our Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Directors and Executive Officers. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chairman, CEO, and other Executive Officers; evaluates the achievement of those goals, taking into consideration the recommendations of the CEO; and sets compensation levels based on this evaluation. The Committee also reviews and approves, on an advisory basis, the overall bonus structure and scale for all other coworkers.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, develop, engage, and retain highly talented executives, with a focus on pay for performance through bonuses linked to Company and individual performance and equity awards with performance-based vesting linked to Company performance and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with achievement of the Company’s goals and delivering strong company performance, in terms of both growth and long-term stockholder value. These compensation packages are designed to:

•	provide executives with competitive cash and equity compensation with a significant portion of total compensation contingent on Company performance, thereby increasing stockholder value;
•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and
•	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company, by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described in the section below.

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Response to Recent Advisory Say-on-Pay Votes

In establishing the Company’s compensation practices, the Board and the Compensation Committee considered the results of the advisory Say-on-Pay votes in 2019, 2020, and 2021, as well as our discussions with stockholders which are discussed in detail under the heading “Stockholder Engagement” above. At our 2021 Annual Meeting of Stockholders, approximately 99% of the votes cast on our Say-on-Pay proposal were cast in support of the compensation of our NEOs. Given this positive endorsement of our executive compensation decisions, the Compensation Committee did not make changes to the structure of our programs or policies as a result of that Say-on-Pay vote.

Components of Executive Compensation and Compensation Mix

The total potential compensation mix of our Named Executive Officers balances: (1) competitive base salaries; (2) cash incentive bonuses contingent primarily on Company performance; (3) option awards generally contingent solely on multi-year Company performance; and (4) restricted stock unit awards generally contingent on continued employment. These pillars of our executive compensation program are described in more detail below. For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and other variable, performance-based compensation, increases with the individual’s level of responsibility and ability to have an impact on the Company’s business.

Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, experience, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies of similar size, scale, and complexity. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, considering individual and Company performance, individual responsibilities, and market data regarding peer group compensation. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

The Compensation Committee met on February 9, 2021 and reviewed the proposed 2021 compensation packages of our Executive Officers. During the meeting, the Committee approved the following 2021 base salaries for our Named Executive Officers: $835,459 for Mr. Burwick, a 5% increase from his 2020 base salary; $579,272 for Mr. Smalla, a 3% increase from his 2020 base salary; $579,272 for Mr. Geist, a 3% increase from his 2020 base salary; $515,000 for Mr. Troupe, a 3% increase from his 2020 base salary, and $503,928 for Ms. Lysyj, a 3% increase from her 2020 base salary. These salaries took effect on March 21, 2021.

Cash Incentive Bonuses

Bonuses payable to our Executive Officers are based primarily on Company performance against certain “Company Goals” in accordance with a “Bonus Scale,” subject to limited adjustment by the Compensation Committee, in its discretion, as noted below. In recent years, the Company Goals have consisted of pre-established depletions growth, Earnings Before Interest & Tax (“EBIT”), and resource efficiency (focused cost savings) targets. For the purposes of the Bonus Scale, EBIT is equivalent to Operating Income on the Income Statement in the Company’s Annual Report on Form 10-K for Fiscal Year 2021.

As reported in a Form 8-K filed by the Company on February 12, 2021, at its meeting on February 9, 2021, the Compensation Committee approved: (1) company-wide goals for Fiscal Year 2021 (the “2021 Company Goals”); (2) the 2021 bonus target for each Executive Officer, as a percentage of their base salary (“2021 Bonus Target “); and (3) a bonus funding scale ranging from 0% to 250% (the “2021 Bonus Scale”) for determining bonus payouts as a percentage of each Executive Officer’s respective 2021 Bonus Target, based on the Committee’s determination of the Company’s ultimate achievement of the 2021 Company Goals.

The target parameters of the 2021 Company Goals were based on the Company’s 2021 Financial Plan. The 2021 Company Goals consisted of achieving: (1) certain depletions targets over 2020 (“2021 Depletions Growth”), which are weighted as 60% of the

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goals; (2) certain EBIT targets, which are weighted as 20% of the goals; and (3) the generation of certain resource efficiency (focused cost savings) targets, which are weighted as 20% of the goals.

The 2021 Bonus Target for each NEO was as follows:

•	Mr. Burwick: 100% of base salary;
•	Mr. Smalla 75% of base salary;
•	Mr. Geist: 75% of base salary;
•	Mr. Troupe: 60% of base salary; and
•	Ms. Lysyj, 60% of base salary.

The foregoing percentages for Mr. Burwick and Mr. Smalla were unchanged from 2020. Mr. Geist’s Bonus Target was increased from 60% to 75% of his base salary; Mr. Troupe’s Bonus Target was increased from 50% to 60% of his base salary; and Ms. Lysyj’s Bonus Target was increased from 50% to 60% of her base salary. The increases were in recognition of increased responsibilities managing growing teams.

As reported in the February 12, 2021 Form 8-K, the bonus of each Executive Officer for Fiscal Year 2021 was to be determined by the Compensation Committee before March 1, 2022, based on a three-step process, which process was finalized on February 9, 2022. First, the Committee was tasked with determining the Company’s achievement of the 2021 Company Goals against the 2021 Bonus Scale (the “2021 Achievement”).

Second, the Committee established an aggregate bonus pool for the Company’s Executive Officers, including the NEOs, by applying the 2021 Achievement against each Officer’s 2021 Bonus Target.

Third, the Compensation Committee was tasked with considering any potential adjustments to any of the Executive Officers’ final 2021 bonus payout based on the Committee’s assessment of each Executive Officer’s overall job performance, key competencies, and the achievement of relevant objectives and key results in 2021. The Committee had retained the discretion to increase or decrease an Officer’s bonus payout by 10% from the baseline bonus funding if the Officer was deemed to have performed “successfully” in 2021, and by 30% if the Officer was deemed to have performed “exceptionally.” The Committee had also retained the discretion to decrease an Officer’s 2021 bonus payout to as low as $0 if the Officer was deemed to have performed “unsatisfactorily” in 2021.

The 2021 Bonus Scale, as detailed in the chart below, was a sliding scale of target points for each of the depletions, EBIT, and resource efficiency (focused cost savings) goals. For example, the potential payouts for achievement relative to the 2021 Depletions Growth target would have been: 0% of the target if 2021 Depletions Growth was 20.0% or less; 100% of the target if 2021 Depletions Growth was 40.0%; or 250% of the target if 2021 Depletions Growth was 60.0% or greater. For the EBIT target, potential payouts would have been, for example: 0% of the target if the Company’s 2021 EBIT was $321 million or less; 100% of the target if 2021 EBIT was $383 million; or 250% of the target if 2021 EBIT was $446 million or higher. For the resource efficiency (focused cost savings) target, potential payouts would have been, for example: 0% of the target if the Company recognized $51 million or less in resource efficiencies; 100% of the target if the Company recognized $59 million in resource efficiencies; or 250% of the target if the Company recognized $64 million or more in resource efficiencies.

2021 Bonus Scale
Resource Efficiencies (millions $)	$51	$53	$55	$57	$59	$60	$61	$62	$63	$64
EBIT (millions $)	$321	$344	$364	$375	$383	$397	$406	$419	$430	$446
Depletions Growth %	20%	26%	32%	36%	40%	44%	48%	52%	56%	60%
FUNDING %	0%	25%	50%	75%	100%	125%	150%	175%	200%	250%

In February 2022, the Compensation Committee reviewed the Company’s performance against the 2021 Bonus Scale. The Company achieved 22% depletions growth in Fiscal Year 2021, partially achieving the depletions growth targets. However, the Company did not achieve any of the EBIT or resource efficiency target. As illustrated in the chart below, the Committee determined that the Company achieved 4% of target for 2021 Depletions Growth; 0% of target for EBIT; and 0% of target for resource efficiency. Considering those results, the Committee determined that the Company ultimately achieved 4% on the Bonus Scale. The Company’s achievement of the 2021 targets was as follows:

2021 Achievement	% Achievement on 2021 Bonus Scale
$32 million in Resource Efficiencies (focused cost savings)	0%
$8 million in EBIT	0%
22% Depletions Growth	7%
PAYOUT %	4%

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While the Committee would have been entitled to award 2021 bonuses commensurate with achievement of 4% on the Bonus Scale for our Named Executive Officers, each of Mr. Burwick, Mr. Smalla, Mr. Geist, Mr. Troupe, and Ms. Lysyj opted not to be considered to receive 2021 bonuses, but instead asked the Compensation Committee to allot any such funds in the bonus pool to other Company coworkers.

Long-Term Equity Awards

Long-Term Equity Awards (“LTE Awards”) are designed to provide Executive Officers and other select coworkers a reward for delivering long-term stockholder value and to align the interests of our key coworkers with the interests of our stockholders. LTE Awards are also an effective tool for attracting and retaining executives and other key coworkers. Our LTE Awards program is governed by our Employee Equity Incentive Plan, or “EEIP,” which was last amended on December 20, 2018. A copy of the EEIP was attached as Exhibit 10.1 to a Form 8-K filed by the Company on December 22, 2018. The primary components of our LTE Awards program – stock option awards, restricted stock units, and investment shares – are described in detail below.

Stock Option Awards

Under our EEIP, certain coworkers are eligible to receive stock option awards. While generally granted on an annual basis in March, all option grants are discretionary and may be granted by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such option awards may have vesting and performance criteria that differ from the annual grants.

The Compensation Committee believes that stock option awards are an effective way to reward Executive Officers and align their interests with the interests of Boston Beer’s stockholders, as they provide significant equity compensation only if the value of the Company’s stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention. The Compensation Committee has also granted time-based vesting options in the past to certain Executive Officers to encourage retention or to provide appropriate incentives to attract new executives. The Compensation Committee reviews any employment offers made to new Executive Officers that contain equity grants; any such grant is conditioned on approval of the Compensation Committee and the full Board of Directors. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company’s peer group, to the extent such data is available to the Committee.

At its meeting on February 10, 2021, the Board of Directors approved, upon the recommendation of the Compensation Committee, grants of performance-based stock option awards to seven Executive Officers, to be effective in March 2021, for a total of 7,618 shares. All of the awards were issued on March 1, 2021. The March 2021 option grants included the following awards to our Named Executive Officers: 4,446 option shares to Mr. Burwick, valued at $2,000,369 on the grant date; 625 option shares to Mr. Smalla, valued at $281,203 on the grant date; 625 option shares to Mr. Geist, valued at $281,203 on the grant date; 556 shares to Mr. Troupe, valued at $250,159 on the grant date, and 544 shares to Ms. Lysyj, valued at $244,759 on the grant date.

Each of the 2021 option awards has an exercise price of $1,028.71 per share, which was the closing price of Class A Shares on the last business day before the grant. The extent to which all of these option awards may become exercisable is dependent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2022 over Fiscal Year 2020. The determination of the vesting of these stock option awards will be made by the Compensation Committee before March 1, 2023. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2022 over Fiscal Year 2020 is equal to or greater than 3.5%, the options will vest as to one-third of the underlying shares on March 1, 2023, one-third on March 1, 2024, and one-third on March 1, 2025, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2022 over Fiscal Year 2020 is equal to or greater than 2% but less than 3.5%, the options will vest as to one-sixth of the underlying shares on March 1, 2023, one-sixth on March 1, 2024, and one-sixth on March 1, 2025, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the compounded annual growth rate is less than 2%.

Each of these option awards granted to the Company’s Executive Officers in Fiscal Year 2021 includes a double-trigger Change in Control clause which provides that the option shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the optionee without cause or good reason within 12 months of the Change in Control. For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares.

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Restricted Stock Units

Restricted stock units or “RSUs” are granted by the Board of Directors upon the recommendation of the Compensation Committee. In making its recommendations, the Committee considers recommendations from the CEO. RSUs are generally granted on an annual basis on March 1, valued at the fair market value as of the award date. These shares of restricted stock generally vest over a four-year period, at the rate of 25% per year. On occasion, RSU grants are made at other times during the year, such as upon the hiring of a new executive or senior manager. Prior to 2019, the Board granted “Restricted Stock Awards” or “RSAs” as opposed to RSUs. Certain RSAs still remain effective and subject to vesting. RSUs are valued in terms of Class A Shares, except participants do not actually receive the underlying shares until the vesting contingencies are met. This differs from RSAs, where participants received and could vote the underlying restricted Class A Shares.

Boston Beer believes that RSUs serve as an important retention tool because: (1) for most coworkers, RSUs are easier to understand and value than stock option awards; (2) RSUs have value even if the share price decreases after the date of the award; and (3) RSUs encourage coworkers to think and act like owners of the Company. That said, the Company believes in striking a proper balance between stock option awards and RSUs for its Executive Officers.

In March 2021, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 3,628 RSUs to nine Executive Officers. Other than the special RSU to Mr. Burwick outlined below, (1) each of the RSUs granted to the Company’s Executive Officers and other coworkers in 2021 included a double-trigger Change in Control clause; and (2) all shares vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates.

These RSU awards included the following awards to our Named Executive Officers: 1,945 shares to Mr. Burwick, valued at $2,000,841 on the grant date, 274 shares to Mr. Smalla, valued at $281,867 on the grant date; 274 shares to Mr. Geist, valued at $281,867 on the grant date; 244 shares to Mr. Troupe, valued at $251,005 on the grant date; and 238 shares to Ms. Lysyj, valued at $244,833 on the grant date.

Special LTE Awards to Mr. Burwick

In addition to the LTE Awards outlined above, the Board, upon the recommendation of the Compensation Committee, granted special LTE Awards to Mr. Burwick, including a stock option award and an RSU award, valued at approximately $10 million in aggregate on the grant date. Both awards include a similar double-trigger Change in Control provision as included in the annual LTE Awards, except that the term “Change in Control” with respect to these grants is defined to mean if Mr. Koch ceases to be Chairman of the Company. These special LTE Awards are described in detail below in the CD&A under the heading “Compensation of David A. Burwick, President & Chief Executive Officer.”

Investment Shares

Eligible Boston Beer coworkers, including Executive Officers other than the Chairman and CEO, may also participate in the Company’s Investment Share Program, or the “ISP,” where our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer coworkers, referred to in this Proxy Statement as “ISP Eligible Coworkers,” generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an employment agreement with Boston Beer.

Under our Investment Share Program, ISP Eligible Coworkers may annually purchase such number of Class A Shares that have a value of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum annual investment of $17,500 (“Investment Shares”). After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Coworkers have the opportunity to purchase Investment Shares on an annual basis on March 1 each year with the purchase price based on the fair market value of the shares as of the purchase date. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent on continued employment with the Company on the applicable vesting dates. While the Chairman and the CEO are precluded from participating in the ISP, other Executive Officers are permitted to participate.

In 2021, Boston Beer coworkers purchased a total of 9,127 Investment Shares under the ISP, of which 87 shares were purchased by three Executive Officers. Of our NEOs, Mr. Smalla and Mr. Troupe each purchased 29 Investment Shares effective March 1, 2021.

Executive Benefits

In 2021, the Company’s Executive Officers were eligible for the same level and offering of benefits, including annual life insurance premiums, Company matching contributions under the Company’s 401(k) plan, car allowances where applicable, Company health savings contributions under the Company’s medical plan, wellness plan reimbursements, and other benefit programs, as were made available to other coworkers. The Company provides no additional benefits to its Executive Officers. However, certain coworkers are eligible for the reimbursement of relocation, commuting, and living expenses (“Relocation Assistance”) upon hiring and for a limited period thereafter. No Executive Officers received Relocation Assistance in 2021. Additionally, all coworkers are eligible for a financial advisor benefit; the benefit is available in tiers based on the complexity of the coworker’s advisory needs. Of our NEOs, Mr. Troupe and Ms. Lysyj took advantage of this benefit, valued at $12,206 for Mr. Troupe and $6,370 for Ms. Lysyj.

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How Executive Pay Levels Are Determined

As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other similarly sized companies, and data collected in interviewing and hiring external candidates for executive positions. It also reviews the historical compensation for each Officer, including salary, bonus, and equity grants.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, focusing on high performers and individuals who significantly impact, or who have the potential to significantly impact, Boston Beer’s business.

Executive Compensation Analysis Timeline

While the Compensation Committee does not follow a strict calendar for establishing the parameters of executive compensation each year, it generally follows the following timeline. During and leading up to the October Compensation Committee meeting, the Committee, CEO, CFO, Chief People Officer, and the Director of Total Rewards review the Company’s peer group (if applicable), evaluate expected performance and vesting of outstanding equity grants, and review the projections for the then-current fiscal year bonus payouts. Then, at its December meeting, the Committee reviews benchmarking data, has preliminary discussions about the following year’s LTE Award recommendations and bonus scale, and tentatively establishes an aggregate pool for the following year’s executive officer LTE Awards. Next, in February, the Committee meets to review management’s report on Executive Officer performance and compensation; evaluates the status of the vesting criteria of any outstanding performance-based LTE Awards; reviews and approves the achievement of the previous year’s Executive Officer bonus targets; establishes the total compensation targets for Executive Officers for the then-current fiscal year; reviews and approves the bonus scale for the then-current fiscal year; and reviews and approves the LTE Awards to be awarded in the current fiscal year, including performance criteria. LTE Awards are generally granted on March 1, bonuses are typically paid in early March, and merit increases are generally effective in March or April. Merit increases, bonus awards, equity awards, and other compensation changes may occur at other times during the year on occasion.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities. As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2021, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment relating to certain selected Executive Officers prepared by Frederic W. Cook & Co., Inc., or FW Cook, a nationally recognized executive compensation consulting firm, presented in October 2019 (the “FW Cook Assessment”). At that time, the Compensation Committee assessed the independence of FW Cook and determined that FW Cook was independent and that no conflicts of interest existed. FW Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business. The Committee’s retention of FW Cook continued into early 2020 and helped inform the Compensation Committee’s recommendations on the 2020 executive compensation structure.

FW Cook’s task was to analyze Boston Beer’s compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with external benchmarking information for Boston Beer’s Executive Officers. The Compensation Committee reviewed the peer group suggested by FW Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer’s peer group:

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Boston Beer 2019 Peer Group

Calavo Growers Inc.	J&J Snack Foods Corp.	Steve Madden, Ltd.
Cal-Maine Foods Inc.	John B. Sanfilippo & Son, Inc.	The Hain Celestial Group, Inc.
Columbia Sportswear Company	Lancaster Colony Corp.	Tootsie Roll Industries, Inc.
Flower Foods	National Beverage Corp.	Vector Group Ltd.
Hostess Brands, Inc.	Oxford Industries, Inc.	YETI Holdings, Inc.
Inter Parfums, Inc.	Post Holdings

Once this peer group was established, FW Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the FW Cook Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding 2021 Executive Officer compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are similarly important drivers of total compensation decisions.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers and the Corporate Controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets, if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses and LTE Awards. The Company has not been required to seek compensation recovery under this policy since its adoption.

Policies Prohibiting Hedging and Pledging Boston Beer Stock

Our Insider Trading Policy prohibits the Company’s Directors, Executive Officers and certain other coworkers who are designated as Company “Insiders” from hedging or pledging Boston Beer Stock. As of the mailing of this Proxy Statement, there were approximately 180 Boston Beer coworkers identified as Insiders because they regularly have or may have access to material non-public information about the Company. Under this policy, the Company’s Directors, Executive Officers, and designated Insiders are prohibited from engaging in any investment to reduce the risk of adverse price movements in Boston Beer stock and from offering Boston Beer stock to a lender as collateral for a loan. Trading of Boston Beer stock by Company Directors, Executive Officers, and Insiders is restricted under this policy to defined window periods following our quarterly earnings releases (except pursuant to an approved Rule 10b5-1 Plan). All Directors, Executive Officers, and Insiders are also prohibited by the Insider Trading Policy from engaging in certain trading practices involving Boston Beer stock which would suggest speculation in our securities, including short-term trading, short sales, transactions involving put or call options, and purchases on margin. For all other coworkers, such practices are strongly discouraged but not prohibited, subject to prior notice to the Company.

Additionally, in February 2013, the Board adopted a separate and complementary policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and Company Insiders. This policy is also incorporated into our Corporate Governance Guidelines and Nominating/Governance Committee Charter. On an annual basis, all Company Directors and Executive Officers are required to certify compliance with this policy, which specifically prohibits such persons from: (1) purchasing or selling financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or exchange funds that are designed to hedge or offset any decrease in the market value of Boston Beer stock; (2) engaging in short sales of Boston Beer stock; or (3) holding Boston Beer stock in a margin account or entering into any transaction involving the pledge or other use of Boston Beer stock as collateral to secure indebtedness or other obligations. All other coworkers are discouraged but not prohibited by this policy from entering into hedging transactions and engaging in short sales related to Boston Beer stock. The Company knows of no violations of this policy since its adoption.

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Stock Ownership and Retention Guidelines

To foster a culture of ownership and further align the long-term interests of the Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/Governance Committee, adopted guidelines setting target stock ownership of six times annual cash salary for the Chairman and CEO and six times annual cash compensation for the non-employee Directors, and retention of a portion of the net shares received upon exercise of certain stock option awards for a period of time.

The following requirements apply to all LTE Awards to the Chairman granted after February 7, 2013: (i) retention of 75% of net shares for six months after exercise or vesting, and (ii) retention of 50% of net shares for one year after exercise or vesting.

The CEO and the non-employee Directors have an indefinite period to achieve the target ownership, but for all LTE Awards granted after February 7, 2013, they must retain 100% of Net Shares until the target has been achieved, and if not achieved within five years, they must retain 75% of Net Shares on any LTE Awards granted prior to February 7, 2013. After their respective targets have been achieved, the same retention requirements that apply to the Chairman apply to them for all new LTE Awards granted after February 7, 2013. For the purposes of these guidelines, “Net Shares” means shares acquired upon the exercise of an option or the vesting of restricted stock, after the payment any applicable exercise price or taxes.

Ownership requirements lapse on the first to occur of: (i) the first anniversary of voluntary termination of employment or resignation from the Board; (ii) the first anniversary of involuntary termination of employment or resignation or removal from the Board for cause; (iii) involuntary termination of employment or resignation from the Board other than for cause; (iv) death; and (v) for individuals other than Mr. Koch, a Change in Control.

The Compensation Committee reviewed the progress made on the equity ownership guidelines at its meeting on December 9, 2021 and determined that five Directors had achieved their respective share ownership targets, while four Directors had yet to achieve their respective share ownership targets.

Tax Deductibility under Section 162(m)

In evaluating compensation programs applicable to our Named Executive Officers (including the Company’s annual and long-term incentive plans), the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code, which places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that is deductible by the Company for federal income tax purposes. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based exception to the $1 million deduction limit under Section 162(m). As a result, since the Company’s 2019 fiscal year, compensation paid to our NEOs in excess of $1 million is generally nondeductible, whether or not it is performance-based. The Compensation Committee will continue to maintain maximum flexibility in the design of the Company’s compensation programs and continues to reserve the discretion to exceed the limitation on deductibility under Section 162(m) to ensure that our NEOs are compensated in a manner that we believe to be consistent with our best interests and those of our stockholders.

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Fiscal Year 2021 Named Executive Officer Compensation

Compensation of David A. Burwick, President & Chief Executive Officer

On January 23, 2018, the Company entered into an offer letter (the “Burwick Offer Letter”) for Mr. Burwick to join the Company as President & Chief Executive Officer, which offer was contingent upon subsequent approval by the Board of Directors and the Compensation Committee. His compensation in 2021 included a base salary, two annual equity grants awarded pursuant to the Company’s long-term equity program, and two special equity grants awarded for the purposes of retaining Mr. Burwick, to provide leadership stability, and to align his total compensation with the market compared to similarly sized companies. The mix of his total compensation for 2021 is set forth below:

President & CEO David A. Burwick
2021 Total Compensation Mix

Annual Compensation
Base Salary Received	$826,278
Performance Bonus	$0
March 1, 2021 Annual Stock Option Award	$2,000,369
March 1, 2021 Annual Restricted Stock Unit Award	$2,000,841
Other Compensation	$12,898
Annual Compensation Subtotal	$4,840,386
Special Equity Awards
March 1, 2021 Special Stock Option Award	$5,000,011
March 1, 2021 Special Restricted Stock Unit Award	$5,000,559
Special Equity Award Subtotal	$10,000,570
2021 TOTAL COMPENSATION	$14,840,956

•	Base Salary: Mr. Burwick’s annual base salary of $835,459 was approved by the Compensation Committee and the Board of Directors in February 2021, representing a 5% increase of his 2020 base salary of $795,675. The merit increase was effective on March 21, 2021, the same effective date as other coworkers.
•	Performance Bonus: The Company’s bonus scale is described in more detail in this CD&A under the heading “Cash Incentive Bonuses.” As noted in that section, the Company achieved 22% depletions growth under Mr. Burwick’s guidance in Fiscal Year 2021, which was below the Company’s projected growth targets for the year. The Compensation Committee reviewed Fiscal Year 2021 Company performance against the bonus scale and determined that the Company achieved 4% on the scale, which would have made Mr. Burwick eligible for a 4% bonus. However, he opted not to be considered for a bonus award for Fiscal Year 2021, but instead asked the Compensation Committee to take any such funds that he would have been eligible for in the bonus pool and allot those funds to other Company coworkers.
•	Performance-Based Stock Option Award: On March 1, 2021, the Company granted Mr. Burwick a performance-based stock option award for a total of 4,446 shares, valued at $2,000,369 on the grant date. As described in more detail under the heading “Stock Option Awards” the option shares have an exercise price of $1,028.71, are contingent upon net revenue growth in Fiscal Year 2022 over Fiscal Year 2020, have a three-year vesting schedule from March 2023 to March 2025 should the performance criteria be achieved, and are contingent on continued employment on the applicable vesting dates. The stock option award is identical in nature to the stock option awards granted to the other NEOs on March 1, 2020.
•	Restricted Stock Units: On March 1, 2021, the Company granted Mr. Burwick an award of 1,945 RSUs valued at $2,000,841 on the grant date. As described in more detail in this CD&A under the heading “Restricted Stock Units”, the RSUs vest over a four-year period and are contingent upon continued employment on the applicable vesting dates. The RSUs are identical in nature to the annual RSUs granted to the other NEOs on March 1, 2021.
•	Special One-Time Equity Awards: In 2019, the Compensation Committee retained FW Cook, an independent executive compensation consulting firm, to review the total compensation of our Executive Officers compared to executive officers at other similarly sized companies. FW Cook’s analysis determined that Mr. Burwick’s total target compensation was below the 25th percentile for total target compensation for chief executive officers at similarly sized companies. The Compensation Committee and the Company’s Chairman and Founder agreed that based on the Company’s growth rates during Mr. Burwick’s tenure, he should be compensated between the median and the 75th percentile of the market compared to similarly sized companies. Based on that analysis, the Committee determined that there was an annual gap of total compensation of approximately $3.6 million, or

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approximately $18 million over five years. Rather than significantly increasing Mr. Burwick’s base salary and performance bonus targets, the Compensation Committee opted to close the gap through moderate cash increases over time and through two special one-time equity awards valued at approximately $10 million in the aggregate. Accordingly, the Committee approved the Burwick Option and the Burwick RSU for Mr. Burwick in addition to his annual grants. The Committee believes there are several advantages to this strategy, including: (1) aligning CEO compensation with total shareholder return; (2) providing strong retention incentives; and (3) leveraging the simple-to-understand structure of the company’s existing equity vehicles. The special awards were disclosed in a Form 8-K filed with the SEC on February 12, 2021.

•	Burwick Option: The Burwick Option was granted on March 1, 2021, for a total of 10,935 shares, valued at $5,000,011 on the grant date. The Burwick Option has an exercise price of $1,028.71 and will vest 25% on March 1, 2024, 25% on March 1, 2025, and 50% on March 1, 2026, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events.
•	Burwick RSU: The Burwick RSU was granted on March 1, 2021 for a total of 4,861 restricted share units, valued at $5,000,559 on the grant date. The Shares will vest 25% on March 1, 2024, 25% on March 1, 2025, and 50% on March 1, 2026, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events.
•	Other Compensation: “Other Compensation” includes $11,600 in matching contributions to the Company’s 401(k) plan and $1,298 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of those benefits as other Company coworkers.

Each of the categories of Mr. Burwick’s compensation mix were approved by the Compensation Committee and the full Board of Directors and remain consistent with the Burwick Offer Letter. His compensation structure in 2021 was also consistent with the compensation structure of our other Named Executive Officers, except for the two special equity awards. Following the grant of the special awards, the Compensation Committee also believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

Mr. Burwick’s compensation was a topic of discussion with stockholders following our 2021 non-binding Say-on-Pay resolution, which received a favorable vote of 98.7% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading “Stockholder Engagement” above.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Burwick for Fiscal Year 2021. There is no Company-sponsored retirement program for Mr. Burwick other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our coworkers. Mr. Burwick does not have a severance or change in control arrangement, other than the Change in Control provisions in his LTE Awards, which are described in detail under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.”

Compensation of Named Executive Officers Other than the CEO

As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix”, the primary components of the compensation of our Named Executive Officers in 2021, other than Mr. Burwick, were as follows.

Base Salary: The following table shows the 2021 base salary, the corresponding percentage increase above the 2020 base salary level, and the actual salary earned in 2021 of our other Named Executive Officers.

Name	Title	Base Salary for 2021	Increase from 2020 Base Salary	Actual Salary Earned in 2021
Frank H. Smalla	Treasurer and CFO	$579,272	3.0%	$575,378
John C. Geist	Chief Sales Officer	$579,272	3.0%	$575,378
Quincy B. Troupe	Senior Vice President, Supply Chain	$515,000	3.0%	$511,538
Lesya Lysyj	Chief Marketing Officer	$503,928	3.0%	$500,540

In February 2021, the Compensation Committee considered recommendations made by the CEO for salary adjustments and concluded that the recommended base salary for each of our NEOS, as adjusted, was within the appropriate range for their experience and job responsibilities. The merit increases were effective on March 21, 2021, the same effective date as other coworkers.

Bonus: For Fiscal Year 2021, the overall cash incentive target bonus potential of our other Named Executive Officers was: (1) 75% of base salary for Mr. Smalla; (2) 75% of base salary for Mr. Geist; and (3) 60% of base salary from Mr. Troupe and Ms. Lysyj.

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Achievement of these bonuses for 2021 was based on Company performance against the Company Goals. As described in the “Cash Incentive Bonuses” section, in February 2022 the Compensation Committee determined that the Company achieved 4% on the Bonus Scale, based on partially achieving depletions growth targets while not achieving EBIT or resource efficiency targets. While the Committee would have been entitled to award 2021 bonuses commensurate with 4% achievement on the Bonus Scale our Named Executive Officers, each of Mr. Burwick, Mr. Smalla, Mr. Geist, Mr. Troupe, and Ms. Lysyj opted not to be considered to receive 2021 bonuses, but instead asked the Compensation Committee to allot any such funds in the bonus pool to other Company coworkers. As a result, the Committee approved total bonus payments to our other NEOs as follows:

Name	Title	2021 Bonus, Paid in March 2022
Frank H. Smalla	Treasurer and CFO	$0
John C. Geist	Chief Sales Officer	$0
Quincy B. Troupe	Senior Vice President, Supply Chain	$0
Lesya Lysyj	Chief Marketing Officer	$0

Equity Awards: In March 2021, the Company granted annual performance-based stock option awards and RSUs to each of our NEOs, which awards had been approved by the Compensation Committee and the Board of Directors in February 2021. The number of shares awarded and the value of the awards of the grant date for each of these awards are shown in the below chart.

Name	Title	Stock Option Award	RSUs
Frank H. Smalla	Treasurer and CFO	625 option shares	274 shares
		$281,203	$281,867
John C. Geist	Chief Sales Officer	625 option shares	274 shares
		$281,203	$281,867
Quincy B. Troupe	Senior Vice President, Supply Chain	556 option shares	244 shares
		$250,159	$251,005
Lesya Lysyj	Chief Marketing Officer	544 option shares	238 shares
		$244,759	$244,833

All of the awards were issued on March 1, 2021. As described in more detail under the heading “Stock Option Awards,” the option shares have an exercise price of $1,028.71 and are contingent upon net revenue growth in Fiscal Year 2022 over Fiscal Year 2020. As described in more detail under the heading “Restricted Stock Units,” the RSUs will vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 18, 2022 and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2021.

Michael Spillane, Chair

Michael M. Lynton

Julio N. Nemeth

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during Fiscal Year 2021 was, an officer or employee of Boston Beer or any of its subsidiaries, and no Compensation Committee member has any interlocking relationship with the Company which is required to be reported under applicable rules and regulations of the SEC.

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Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our 2021 Named Executive Officers for Fiscal Year 2021, Fiscal Year 2020, and Fiscal Year 2019.

Name and Principal Position	Fiscal Year	Salary	(1)	Bonus	(1)(2)	Restricted Stock Awards	(3)	Option Awards	(3)	Non-Equity Incentive Plan Compensation	(1)	All Other Compensation	(1)(4)	Total
David A. Burwick	2021	$826,278		$0		$7,001,400	(5)	$7,000,380	(5)(6)	$0		$12,898		$14,840,957
President & CEO	2020	$790,327		$0		$999,650		$999,897	(7)	$1,975,817		$12,698		$4,778,389
	2019	$767,308		$0		$999,879		$999,307	(8)	$1,434,865		$10,193		$4,211,552
Frank H. Smalla	2021	$575,378		$0		$281,867		$281,203	(6)	$0		$13,898		$1,152,347
Treasurer & CFO	2020	$556,215		$0		$3,267,401	(5)	$267,863	(7)	$1,042,904		$13,698		$5,148,082
	2019	$532,000		$50,000		$259,737		$259,899	(8)	$621,904		$11,193		$1,734,734
John C. Geist	2021	$575,378		$0		$281,867		$281,203	(6)	$0		$20,735		$1,159,183
Chief Sales Officer	2020	$556,215		$0		$1,267,360	(5)	$267,863	(7)	$834,323		$21,382		$2,947,143
	2019	$532,000		$50,000		$259,737		$259,899	(8)	$621,904		$17,798		$1,741,339
Quincy B. Troupe	2021	$511,538		$0		$251,005		$250,159	(6)	$0		$26,104		$1,038,807
Senior Vice President, Supply Chain	2020	$449,617		$0		$1,699,965	(8)	$200,435	(7)	$562,022		$14,658		$2,926,697
	2019	$397,977		$0		$194,412		$194,370	(8)	$372,108		$11,198		$1,170,066
Lesya Lysyj	2021	$500,540		$0		$244,833		$244,759	(6)	$0		$19,268		$1,009,401
Chief Marketing Officer	2020	$485,962		$0		$237,306		$237,420	(7)	$ 607, 452		$12,698		$1,580,838
	2019	$319,712		$0		$1,499,958	(8)	$1,499,971	(8)	$452,125		$10,193		$3,781,958

(1)	Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.

(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan in recognition of exceptional performance, in connection with hiring, or for other reasons.

(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company’s audited financial statements for Fiscal Year 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2022.

(4)	Includes annual group life insurance premium, Company matching contributions under the Company’s 401(k) plan paid in the respective year, car allowances as applicable, Company health savings contributions under the Company’s medical plan paid in the respective year, accrued but unused paid time off paid to former employees, fitness reimbursements, and Relocation Assistance if applicable. For Fiscal Year 2021, Mr. Burwick, Mr. Smalla, Mr. Geist, Ms. Lysyj, and Mr. Troupe each received 401(k) plan matching contributions in the amount of $11,600.

(5)	Grant contains long-term service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.

(6)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The Compensation Committee will determine if the performance criteria have been met prior to March 1, 2023.

(7)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2022, the Compensation Committee determined that the performance criteria had been achieved.

(8)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2021, the Compensation Committee determined that the performance criteria had been achieved.

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We have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible for the ISP. Executive Officers other than the Chairman and the CEO receive the same opportunity under the ISP as other ISP Eligible Employees. On December 25, 2021, Mr. Smalla and Mr. Troupe held unvested Investment Shares.

Grants of Plan-Based Awards in Fiscal Year 2021

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2021 performance, the actual stock option awards granted during Fiscal Year 2021, the actual RSUs granted during Fiscal Year 2021, and the grant date fair value of the equity awards.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option		Closing Price on Date of	Grant Date Fair Value of Stock and Option
Name/Type of Award	Grant Date	Approval Date		Target ($)	Maximum ($)	Target (sh)		Maximum (sh)		Shares of Stock	Underlying Options	Awards ($/sh)		Grant ($/sh)	Awards ($)(2)
David A. Burwick
Annual Incentive				$835,459	$2,088,648
Performance Option	03/01/2021	2/9/2021	(3)			4,446	(4)	4,446	(4)			$1,028.71	(3)	$1,028.71	$2,000,369
Service Option	03/01/2021	2/9/2021	(3)								10,935	$1,028.71	(3)	$1,028.71	$5,000,011
RSU	03/01/2021	2/9/2021	(3)							1,945					$2,000,841
RSU	03/01/2021	2/9/2021	(3)							4,861					$5,000,559
Frank H. Smalla
Annual Incentive				$434,454	$1,086,135
Performance Option	03/01/2021	2/9/2021	(3)			625	(4)	625	(4)			$1,028.71	(3)	$1,028.71	$281,203
RSU	03/01/2021	2/9/2021	(3)							274					$281,867
John C. Geist
Annual Incentive				$434,454	$1,086,135
Performance Option	03/01/2021	2/9/2021	(3)			625	(4)	625	(4)			$1,028.71	(3)	$1,028.71	$281,203
RSU	03/01/2021	2/9/2021	(3)							274					$281,867
Lesya Lysyj
Annual Incentive				$302,357	$755,891
Performance Option	03/01/2021	2/9/2021	(3)			544	(4)	544	(4)			$1,028.71	(3)	$1,028.71	$244,759
RSU	03/01/2021	2/9/2021	(3)							238					$244,833
Quincy B. Troupe
Annual Incentive				$259,560	$648,900
Performance Option	03/01/2021	2/9/2021	(3)			556	(4)	556	(4)			$1,028.71	(3)	$1,028.71	$250,159
RSU	03/01/2021	2/9/2021	(3)							244					$251,005

(1)	Bonus payouts are determined in accordance with a scale that provides for between 0% and 250% payout. The target represents 100% payout for full achievement of the performance goals, whereas the maximum represents 250% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.

(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes B and P to the Company’s audited financial statements for Fiscal Year 2021, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2022.

(3)	On February 9, 2021, upon the recommendation of the Compensation Committee, the Board of Directors granted the above stock options effective as of March 1, 2021, with an exercise price equal to the closing price of the Company’s stock on the last trading day immediately prior to the grant date.

(4)	The option vests at 33.3% per year starting on March 1, 2023, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company’s net revenue in 2022 over 2020 is equal to or greater than 2%, but less than 3.5%, 50% of the number of shares will be eligible to vest in accordance with the vesting schedule. If the compounded annual growth rate of the Company’s net revenue in 2022 over 2020 is equal to or greater than 3.5%, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule.

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Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information regarding LTE Awards granted to our Named Executive Officers that were outstanding as of December 25, 2021.

	Option Awards								Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable		No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)(1)
David A. Burwick	2,481	(2)	—		—		$104.68	05/22/2022	6,542	(8)	$3,433,700
	1,644	(2)	—		—		$151.49	05/28/2023	1,745	(9)	$915,898
	1,116	(2)	—		—		$214.83	06/04/2024	1,600	(10)	$839,792
	940	(2)	—		—		$262.25	05/27/2025	2,022	(11)	$1,061,287
	1,560	(2)	—		—		$157.58	05/25/2026	1,945	(12)	$1,020,872
	1,698	(2)	—		—		$140.05	05/18/2027	4,861	(13)	$2,551,393
	6,639		3,320	(3)	—		$229.30	04/30/2028
	2,450		4,902	(4)	—		$312.56	02/28/2029
	—		—		7,029	(5)	$370.79	02/28/2030
	4,446	(6)	—		4,446	(6)	$1,028.71	02/28/2031
	—		10,935	(7)	—		$1,028.71	02/28/2031
Frank H. Smalla	8,967		17,936	(14)	—		$192.26	02/23/2026	524	(16)	$275,032
	2,015		1,008	(15)	—		$191.10	12/31/2027	416	(10)	$218,346
	637		1,274	(4)	—		$312.56	02/28/2029	542	(11)	$284,480
	—		—		1,883	(5)	$370.79	02/28/2030	8,090	(17)	$4,246,198
	—		—		625	(6)	$1,028.71	02/28/2031	274	(12)	$143,814
John C. Geist	—		37,572	(18)	—		$201.91	01/01/2026	524	(16)	$275,032
	—		1,008	(15)	—		$191.10	12/31/2027	416	(10)	$218,346
	—		1,274	(4)	—		$312.56	02/28/2029	542	(11)	$284,480
	—		—		1,883	(5)	370.79	02/28/2030	2,696	(19)	$1,415,050
	—		—		625	(6)	$1,028.71	02/28/2031	274	(12)	$143,814
Quincy B. Troupe	—		8,968	(14)	—		$192.26	2/23/2026	419	(16)	$219,921
	705		706	(15)	—		191.10	12/31/2027	312	(10)	$163,759
	238		954	(4)	—		312.56	02/28/2029	405	(11)	$212,572
	—		—		1,409	(5)	370.79	02/28/2030	1,842	(20)	$966,811
					556	(6)	1,028.71	02/28/2031	244	(12)	$128,068
Lesya Lysyj	—		11,827	(21)	—		$304.56	04/28/2029	2,463	(22)	$1,292,755
	—		—		1,669	(5)	$370.79	02/28/2030	480	(11)	$251,938
	—		—		544	(6)	$1,028.71	02/28/2031	238	(12)	$124,919
(1)	Market value of shares that have not vested is calculated using a stock price of $524.87, which is the closing price of the Company’s stock on the last trading day of Fiscal Year 2021.
(2)	Stock option awards granted under the Director Option Plan, prior to Mr. Burwick’s appointment as President and CEO.
(3)	Stock option award granted on April 30, 2018. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested on March 1, 2020, January 1, 2021, and January 1, 2022. In February 2020, the Compensation Committee determined that the performance criteria had been met.
(4)	Stock option award granted on March 1, 2019. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2021 to 2023. In February 2021, the Compensation Committee determined that the performance criteria had been met.

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(5)	Stock option award granted on March 1, 2020. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2022 to 2024. In February 2022, the Compensation Committee determined that the performance criteria had been met.
(6)	Stock option award granted on March 1, 2021. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares will vest on March 1 in each of the years 2023 to 2025.
(7)	Stock option granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares will vest on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(8)	RSA granted on April 30, 2018. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 50% of the shares vested on April 30, 2020, 25% of the shares vested on April 30, 2021, and 25% of the shares will vest on April 30, 2022.
(9)	RSA granted on April 30, 2018. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(10)	RSU granted on March 1, 2019. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2020 to 2023.
(11)	RSU granted on March 1, 2020. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2021 to 2024.
(12)	RSU granted on March 1, 2021. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2022 to 2025.
(13)	RSU granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares will vest on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(14)	Stock option award granted on February 23, 2016. Contingent on continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on February 23 in the years 2019 to 2023.
(15)	Stock option award granted on January 1, 2018. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested on March 1 in each of the years 2020 to 2022. In February 2020, the Compensation Committee determined that the performance criteria had been met.
(16)	RSA granted on January 1, 2018. Contingent on continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(17)	RSU granted on March 1, 2020. Contingent on continued employment by the Company on the applicable vesting date, 33% of the shares will vest on March 1 in the years 2024 to 2026.
(18)	Stock option award granted on January 1, 2016. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on January 1 in the years 2021 to 2024.
(19)	RSU granted on March 1, 2020. Contingent on continued employment by the Company on the vesting date, 100% of the shares will vest on March 1, 2025.
(20)	RSU granted on July 28, 2020. Contingent on continued employment by the Company on the vesting date, 100% of the shares will vest on March 1, 2023.
(21)	Stock option award granted on April 29, 2019. Contingent on Ms. Lysyj’s continued employment on the applicable vesting date, 50% of the shares will vest on April 29, 2022, 25% of the shares will vest on April 29, 2023, and 25% of the shares will vest on April 29, 2024.
(22)	RSU granted on April 29, 2019. Contingent on Ms. Lysyj’s continued employment on the applicable vesting date, 25% of the shares vested or will vest on April 29 in each of the years 2020 to 2023.

Option Exercises and Stock Vested in Fiscal Year 2021

The following table sets forth information regarding options exercised by our Named Executive Officers in Fiscal Year 2021, RSAs and/or RSUs previously granted to our Named Executive Officers that vested during Fiscal Year 2021, and information regarding the value realized on such exercises and vestings.

	Option Awards			RSAs & RSUs
Name	No. of Shares Acquired on Exercise (#)		Value Realized on Exercise	No. of Shares Vested (#)	Value Realized on Vesting
David A. Burwick	207	(1)	$198,938	20,153	$23,933,191
Frank H. Smalla	—		—	688	$691,089
John C. Geist	14,169		$10,776,067	679	$684,965
Quincy B. Troupe	5,427		$4,173,975	530	$531,185
Lesya Lysyj	—		—	1,391	$1,654,387
(1)	Stock option awards were granted pursuant to our Director Option Plan, prior to Mr. Burwick being appointed as our President and CEO.

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Employment Contracts, Termination of Employment, and Change in Control Agreements

Stockholder Rights Agreement

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as Mr. Koch remains an employee of Boston Beer: (1) he will devote such time and effort as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company; (2) Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership; and (3) Boston Beer will purchase and maintain in effect term life insurance on the life of Mr. Koch.

Non-Compete Agreements

Except for coworkers covered by a collective bargaining agreement (“CBA”), all full-time coworkers at Boston Beer, including each of our Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that prohibits them from accepting employment with a competitor for a specified time after leaving the Company. Nevertheless, all coworkers at Boston Beer not covered by a CBA are employed “at-will.”

Change in Control Provisions in LTE Awards

Our LTE Awards do not discriminate in scope or terms of operation for Executive Officers or other salaried coworkers, with one exception noted below. As of the end of Fiscal Year 2021, all outstanding LTE Awards granted under the EEIP on or before December 31, 2015, including those granted to our Named Executive Officers, vest or become immediately exercisable in full in the event of a Change in Control. All outstanding LTE Awards granted between January 1, 2016 and December 25, 2021, including those granted to our Named Executive Officers, become immediately exercisable in full in the event that: (1) there is a Change in Control; and (2) it results in the termination of the employment of the equity holder without cause or good reason within 12 months of the Change in Control.

For the purposes of our LTE Awards, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares, except for the special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company.

Potential Payments Upon Termination or Change in Control

As of December 25, 2021, we did not have employment agreements, severance arrangements, life insurance agreements, or change in control plans with any of our currently serving Named Executive Officers that would provide severance benefits in the event of the termination of their employment or a Change in Control. However, the EEIP provides participants, including our Named Executive Officers, with certain rights in the event of the termination of their employment, including by reason of death or disability or upon a Change in Control of Boston Beer. This section describes the rights of our Named Executive Officers in the hypothetical event that such contingencies occurred on December 25, 2021. On that date, the market price of Boston Beer Class A Common Stock was $524.87.

For the purposes of the Company’s equity grants, the term “Change in Control” means if Mr. Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock, except for the two special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company. The term “Qualified Termination” means if the Change in Control results in the termination of the employment of the participant without cause or good reason within 12 months of the Change in Control. “Cause” means: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company, or (iv) the misappropriation of material property belonging to the Company or its affiliates. “Good Reason” means, without the participant’s written consent: (i) a reduction in base salary; or (ii) a relocation of principal place of

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work to a location more than 50 miles away from the workplace prior to the relocation; or (iii) the significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the Change in Control.

Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly situated employees of the Company upon the termination of their employment are not described, including: (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) distribution of vested account balances under the Company’s 401(k) plan; and (d) life insurance benefits generally available to all fulltime coworkers.

David A. Burwick

In the hypothetical event of Mr. Burwick’s death, disability, or Qualified Termination on December 25, 2021, he (or his estate in the event of death) would have had:

•	3,320 option shares immediately vest pursuant to his April 30, 2018 stock option award, exercisable at a price of $229.30. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $981,292.
•	4,902 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $1,040,744.
•	7,029 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $1,083,028.
•	4,446 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	10,935 option shares immediately vest pursuant to his special March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	18,715 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $9,822,942.

In aggregate, Mr. Burwick would have received gross income of $12,928,006 upon occurrence of the hypothetical events described above.

Frank H. Smalla

In the hypothetical event of Mr. Smalla’s death, disability, or Qualified Termination on December 25, 2021, he (or his estate in the event of death) would have had:

•	17,936 option shares immediately vest pursuant to his February 23, 2016 stock option award, exercisable at a price of $192.26. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $5,965,693.
•	1,008 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $336,440.
•	1,274 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $270,483.
•	1,883 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $290,133.
•	625 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	9,846 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $5,167,870.

In aggregate, Mr. Smalla would have received gross income of $12,030,619 upon occurrence of the hypothetical events described above.

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John C. Geist

In the hypothetical event of Mr. Geist’s death, disability, or Qualified Termination on December 25, 2021, he (or his estate in the event of death) would have had:

•	37,752 option shares immediately vest pursuant to his January 1, 2016 stock option award, exercisable at a price of $201.91. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $12,134,253.
•	1,008 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $336,440.
•	1,274 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $270,483.
•	1,883 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $290,133.
•	625 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	4,452 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $2,336,721.

In aggregate, Mr. Geist would have received gross income of $15,368,030 upon occurrence of the hypothetical events described above.

Quincy B. Troupe

In the hypothetical event of Mr. Troupe’s death, disability, or Qualified Termination on December 25, 2021, he (or his estate in the event of death) would have had:

•	8,968 option shares immediately vest pursuant to his February 23, 2016 stock option award, exercisable at a price of $192.26. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $2,982,846.
•	706 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $235,642.
•	954 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $202,544.
•	1,409 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $217,099.
•	556 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	3,222 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $1,691,131.

In aggregate, Mr. Troupe would have received gross income of $5,329,262 upon occurrence of the hypothetical events described above.

Lesya Lysyj

In the hypothetical event of Ms. Lysyj’s death, disability, or Qualified Termination on December 25, 2021, she (or her estate in the event of death) would have had:

•	11,827 option shares immediately vest pursuant to her April 28, 2019 stock option award, exercisable at a price of $304.56. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would have received gross income of $2,605,606.
•	1,669 option shares immediately vest pursuant to her March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would have received gross income of $257,160.
•	544 option shares immediately vest pursuant to her March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	3,181 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $1,669,611.

In aggregate, Ms. Lysyj would have received gross income of $4,532,377 upon occurrence of the hypothetical events described above.

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Pay Ratio Disclosure

The SEC requires companies to disclose the total compensation paid to their median employee, as well as the ratio of the annual total compensation of their CEO to the annual total compensation of the median employee. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As outlined in detail in the Summary Compensation Table and elsewhere in this Proxy Statement, in 2021 Mr. Burwick earned annual total compensation of $14,840,956. During that same period, our median-compensated coworker’s annual total compensation was $74,745. The breakdown of the annual total compensation mix of the CEO and the Company’s median employee, which we refer to as our median-compensated coworker, is outlined below.

Position	Salary	Performance Bonus	Equity Awards	Other Comp	Total
CEO	$826,278	$0	$14,001,780	$12,898	$14,840,956
Median-Compensated Coworker	$68,959	$2,250	$0	$3,536	$74,745

For the purposes of determining the 2021 annual total compensation of the CEO and the median-compensated coworker, “Other Comp” includes group life insurance premium contributions by the Company, Company matching contributions under the Company’s 401(k) plan, company contributions to health savings accounts, wellness plan reimbursements, car allowances (if applicable), and reimbursement of relocation expenses (if applicable).

In determining the median-compensated coworker, a list was prepared of all coworkers of the Company as of December 15, 2019, excluding the CEO and coworkers on leaves of absence. The list was ranked by total compensation, and the median-compensated coworker was selected from that ranking. For Fiscal Year 2021 and as permitted by SEC rules, we utilized the same “median-compensated coworker” established based on the December 2019 ranking. We do not believe that any changes to our coworker population or coworker compensation during Fiscal Year 2021 would result in a significant change to our pay ratio.

As a result, we estimate that Mr. Burwick’s 2021 annual total compensation was approximately 199 times that of our median-compensated coworker.

We understand that the CEO pay ratio is intended to provide greater transparency to annual CEO pay and how it compares to the pay of our median-compensated coworker. As such, we are providing a supplemental ratio that compares Mr. Burwick’s regular annual pay, excluding the two special LTE Awards granted to Mr. Burwick in 2021, as described in the CD&A under the heading “Special LTE Awards to Mr. Burwick,” to the pay of our median-compensated coworker. We believe that this supplemental ratio reflects a more representative comparison. The resulting supplemental CEO pay ratio estimate is approximately 65 to 1.

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Stock Ownership of Board, Management, and Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of the Record Date, by:

•	Our Directors as of that date, all of whom are nominees for reelection;
•	Our 2021 Named Executive Officers;
•	All Directors and Executive Officers as a group; and
•	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted. Beneficial ownership is determined under the rules of the SEC; the information set forth below is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares listed below are Class A Shares, except for Class B Shares, all of which are held by Mr. Koch. Ownership percentages shown below are percentages of all outstanding Class A Shares, except in the case of the percentage ownership of Mr. Koch, which reflects his percentage ownership of all outstanding Class A Shares and Class B Shares.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
C. James Koch(1)	2,275,972	18.5%
Samuel A. Calagione, III(2)	365,035	3.6%
Cynthia A. Fisher(3)	204,611	2.0%
David A. Burwick(4)	82,928	*
Frank H. Smalla(5)	38,874	*
Jean-Michel Valette(6)	17,518	*
John C. Geist(7)	13,548	*
Michael Spillane(8)	7,438	*
Quincy B. Troupe(9)	6,747	*
Lesya Lysyj(10)	5,786	*
Meghan V. Joyce(11)	2,211	*
Julio N. Nemeth(12)	1,558	*
Michael M. Lynton(13)	532	*
All Directors and Executive Officers as a group (17 people)	2,863,770	23.3%
Owners of 5% or More of the Company’s Outstanding Shares:
T. Rowe Price Associates, Inc.(14) 100 E. Pratt Street Baltimore, MD 21202	1,324,015	12.9%
The Vanguard Group(15) 100 Vanguard Blvd., Malvern, PA 19355	859,096	8.4%
BlackRock, Inc.(16) 55 East 52nd Street New York, NY 10055	798,400	7.8%
Durable Capital Partners LP(17) 5425 Wisconsin Avenue, Suite 802 Chevy Chase, Maryland 20815	580,187	5.8%

*   Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 16,027 directly-held Class A Shares; 131 unvested shares of restricted stock; 2,068,000 directly-held Class B Shares, constituting all of the outstanding shares of Class B Common Stock; options to acquire 10,921 Class A Shares, exercisable currently or within sixty (60) days; 23,486 Class A Shares held as custodian for the benefit of his children; 116,627 Class A Shares held by as the sole member of a family foundation; and 5,000 Class A Shares held as trustee in a trust of which he is the sole beneficiary. His shares also include 35,780 Class A Shares reported as beneficially owned by his wife Ms. Fisher, consisting of 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of their children, and 33,248 Class A Shares held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Mr. Calagione’s shares include 14,040 directly held Class A Shares; 27,165 Class A Shares held in a trust for the benefit of his son; 27,165 Class A Shares held in trust for the benefit of his daughter; 99,430 Class A Shares held in a dynasty trust for the benefit of his wife and children; 102,284 Class A Shares held in a family trust for the benefit of his wife and children; and 94,951 Class A Shares held in a limited partnership for which Mr. Calagione is a partner.
(3)	Ms. Fisher’s shares include 400 directly held Class A Shares; options to acquire 8,181 Class A Shares exercisable currently or within sixty (60) days. Her shares also include 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of her children; 33,248 Class A Shares held by as trustee of a collection of generation-skipping trusts; and 20,537 Class A Shares held in trust by a limited liability company of which she is the manager and to which she disclaims beneficial ownership. Her shares also include 23,486 Class A Shares reported as beneficially owned by her husband, Mr. Koch, as custodian for the benefit of their children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 116,627 Class A Shares reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership.
(4)	Mr. Burwick’s shares include 24,937 directly held Class A Shares, options to acquire 26,435 Class A Shares exercisable currently or within sixty (60) days, 21,099 unvested shares of restricted stock, and 10,457 Class A Shares held in a Spousal Lifetime Access Trust for the benefit of his spouse, as to which Mr. Burwick disclaims beneficial ownership and has no voting or investment power.
(5)	Mr. Smalla’s shares include options to acquire 22,859 Class A Shares exercisable currently or within sixty (60) days and 10,056 unvested shares of restricted stock.
(6)	Mr. Valette’s shares include options to acquire 3,560 Class A Shares exercisable currently or within sixty (60) days.
(7)	Mr. Geist’s shares include options to acquire 8,796 Class A Shares exercisable currently or within sixty (60) days and 4,490 unvested shares of restricted stock.
(8)	Mr. Spillane’s shares consist of options to acquire 7,438 Class A Shares exercisable currently or within sixty (60) days.
(9)	Mr. Troupe’s shares include options to acquire 359 Class A Shares exercisable currently or within sixty (60) days and 2,765 unvested shares of restricted stock.
(10)	Ms. Lysyj’s shares include 4,193 unvested shares of restricted stock.
(11)	Ms. Joyce’s shares consist of options to acquire 2,448 Class A Shares exercisable currently or within sixty (60) days.
(12)	Mr. Nemeth’s shares consist of options to acquire 1,795 Class A Shares exercisable currently or within sixty (60) days.
(13)	Mr. Lynton’s shares consist of options to acquire 769 Class A Shares exercisable currently or within sixty (60) days.
(14)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc., which reported sole voting power with respect to 437,917 shares and sole dispositive power with respect to 1,324,015 shares.
(15)	Information is based on a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group, which reported sole voting power with respect to 0 shares, shared voting power with respect to 5,525 shares, sole dispositive power with respect to 845,852 shares, and shared dispositive power with respect to 13,244 shares.
(16)	Information is based on a Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc., which reported sole voting power with respect to 751,820 shares and sole dispositive power with respect to 798,400 shares.
(17)	Information is based on a Schedule 13G/A filed with the SEC on February 12, 2021 by Durable Capital Partners LP, Durable Capital Associates LLC, and Henry Ellenbogen, which reported sole voting power with respect to 580,187 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 580,187 shares, and shared dispositive power with respect to 0 shares.

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Environmental, Social, and Governance

We are committed to strong corporate governance, corporate responsibility, and the accountability of our Board and our ELT to our stockholders. This section provides a summary of the Board’s and management’s oversight of our strategies regarding our culture; our people; diversity, equity, and inclusion; social responsibility; sustainability; our response to the COVID-19 pandemic; and our current approach and future aspirations regarding our public reporting on Environmental, Social, and Governance (“ESG”) initiatives. While senior management is responsible for the day-to-day execution of ESG initiatives, it provides regular reports and updates to the Board or its committees, who have oversight responsibility for these topics. The full Board, receiving recommendations from the Compensation Committee, is responsible for oversight of the Company’s culture and people initiatives, including diversity, equity, and inclusion. The Nominating/Governance Committee oversees the Company’s social responsibility and sustainability initiatives. The Audit Committee is responsible for oversight of the Company’s response to the COVID-19 pandemic.

Culture

In 1984, our Chairman C. James “Jim” Koch discovered his great-great grandfather’s recipe for Louis Koch Lager in his father’s attic. Looking to follow his family’s passion for brewing, Jim brewed the recipe in his kitchen with the hopes of challenging the status quo in the American beer industry. Shortly thereafter he founded Boston Beer and began walking bar-to-bar with a briefcase full of beer that he called Samuel Adams Boston Lager, in recognition of one of our nation’s great founding fathers, a revolutionary man of independent mind and spirit. Boston Lager soon became a catalyst of the American craft beer revolution, making its public debut in Boston on Patriot’s Day in April 1985. Since that time, Jim has carried on that entrepreneurial spirit to try to build a company where:

●	People feel safe, challenged, and unafraid of the right kind of failure or learning from their mistakes
●	People do what’s right for the Company instead of what’s right for their careers and believe that they and their coworkers will prosper by doing so
●	Disagreements are framed in ways that can be resolved by facts, analysis, logic, and expertise
●	Decisions are made based on principles of rational inquiry instead of organizational position or force of personality
●	Leadership is accountable and collaborative
●	Communication is honest, open, and direct, people can say what they really think, and no one is retaliated against for telling the truth, and
●	We can move with radical speed and agility on crucial, time-sensitive projects by improving processes and removing waste from those processes.

We are continuously focused on developing an inclusive and respectful work environment where all coworkers at every level will feel empowered to honestly “discuss the undiscussables” with other coworkers at any level of the Company, all the way up to the Chairman and the CEO, without fear of retribution. Jim teaches this philosophy during orientation to all new coworkers, and many company meetings, including all our national company meetings, have time set aside to discuss the undiscussables.

The Board discusses company culture with management on a regular basis, including how we can best scale this culture across our growing organization so that all coworkers feel included. People & Culture is a regular agenda item on the Board calendar, and culture is intertwined in almost every Board discussion about the Company’s operations.

People

As a Company, we are always seeking to attract, develop, engage, motivate, and reward a diverse group of highly talented coworkers by providing competitive compensation, developmental opportunities, an inclusive and respectful work environment, and an exciting culture. The Board and the ELT believe that implementing and executing successful strategies in the areas of talent acquisition, development and training, succession planning, and coworker engagement are vital to the Company’s continued success. The ELT discusses these topics on a regular basis and is responsible for the day-to-day execution of these strategies. The Board’s involvement in these areas is ongoing, providing regular input to management.

In recent years we refreshed our people strategy, articulating three strategic pillars that are designed to support business growth and our future aspirations. These pillars are: (1) workforce, including the future capabilities we need for continued success; (2) experience, including attracting, engaging, and retaining this workforce in the future workplace; and (3) culture, including extending our culture such that all coworkers feel included and valued.

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Talent Acquisition

In 2021 we faced unprecedented challenges regarding industry workforce availability and competition for talent. Our Talent Acquisition team continued to work diligently to seek, attract, and hire talent over the course of the year.

As we have worked to raise the bar and improve our coworker and leadership base, we have implemented recruitment initiatives such as process and technological enhancements, refreshment of our employer brand, a continually evolving competitive compensation strategy, and continuing to build on an inclusive and respectful work environment. In 2021, we hired and/or promoted a total of 850 new coworkers, up from 623 new coworkers in 2020. We were able to achieve this while expanding our recruiting efforts to focus on a broader and more diverse set of applicants, yielding a 3% uptick in diverse hiring. To further support our diversity hiring strategy, we added dedicated resources to focus on sourcing diverse and early-in-career talent. Our efforts in this area are also outlined in detail under the heading “Diversity, Equity, and Inclusion” below. We have also continued to concentrate on methods to ensure adequate focus on the key skills needed to support our business growth and evolution, specifically with respect to the ongoing transformation of our supply chain.

Leadership is one of our key core competencies. Our team is working to translate how we define those capabilities into a well-built assessment process for the hiring of leadership roles. In 2021 we also continued to refresh and showcase our employer “brand” by enhancing our presence on various social media platforms where job seekers frequent, including LinkedIn, Instagram, Indeed, and Glassdoor. These efforts link back to the recognition that our candidates may also be our consumers, leading to the development of insightful reporting mechanisms that will provide data analytics in this space.

Development and Training

One of the most important elements of our people strategy is to foster a culture of ongoing training, learning, and education. We make this investment to enhance employee engagement, reduce employee turnover, and to better enable our coworkers to be able to achieve our ambitious goals. Some examples of trainings we provide to coworkers include New Coworker Orientation, Respectful and Effective Communications, Leading the Boston Beer Company Way, Selling Skills, Negotiations, Building Brands, Group Communication Skills, and Strategic Selling. Additionally, all coworkers receive beer and cider education training during New Coworker Orientation during their first six months. Then, after having been with the Company for one year, coworkers are invited to participate in further beer and cider education courses where they can train to be certified as industry experts in those areas. We believe that we have the most beer industry experts, called “Certified Cicerones,” in the beer industry.

Our culture of learning begins on day one at New Coworker Orientation, where new coworkers spend a week learning about the Company, our culture, the industry, and the other integral facets of our business. It also extends through dedicated programming at our National Company Meeting. This year’s National Company Meeting included a dedicated Development Day which featured a keynote speech on leading through change, as well as targeted sessions on working and leading through the challenges of a hybrid work environment. We also introduced several programs to enhance leadership development in 2021, including New Leader Onboarding, Giving Effective Feedback, Navigating from Peer to Supervisor, Making Impactful Presentations, and a six-course series on leadership development by Harvard Business School.

In October 2020, the Company rolled out a formal mentoring and leadership program called Mentoring and Learning Together, or “MALT”, to connect dozens of senior and junior coworkers across a range of backgrounds with the purpose of diversifying perspectives, building networks, developing capabilities, growing competencies, and cultivating leadership. During 2021, we had approximately 240 mentors and mentees participate in the MALT Program.

We also continued our investment in leadership coaching in 2021 via our virtual coaching platform. As coworkers approach key inflection points in their careers, the Leadership and Development team provides twelve weeks of targeted professional development coaching with a dedicated coach. These engagements begin with an initial 360-degree evaluation to pinpoint areas of strength and opportunity, as well as the development of an action plan to address key issues.

Sales training has always been a critical element of development at Boston Beer. The Sales Training Team is actively engaged in our current onboarding process for new coworkers, works closely with sales managers to provide guidance and coaching to support assimilation to our leadership approaches and methodologies, and executes regular training sessions to ensure managers are in positions to effectively coach and develop their teams.

Succession Planning

The Board is primarily responsible for succession planning for the CEO, but also participates in succession planning discussions for other Executive Officer positions. The Compensation Committee oversees the processes and discussions regarding succession planning. The CEO and Chief People Officer also provide reports to the full Board on succession planning of other Executive Officers and key senior managers. The Board understands the potential costs and risks of bringing in an outside CEO or

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executive officer in today’s environment, and that businesses are often – but not always -- more successful in promoting internal candidates. Additionally, we have believed in the power of growing our internal talent since the Company was founded. Accordingly, the Board and management make efforts to identify potential successors for those positions long in advance of any potential positional vacancies, perform skills gap analyses for those internal candidates, and provide training and exposure on those gap areas to those candidates to develop better potential successors.

Investing in the growth and development of our coworkers allows us to fill many of our roles internally although we recognize the value of bringing in external talent when specific needs cannot be met. These needs include but are not limited to growing the diversity of our teams, focusing on building critical skills within emerging functional areas, and rapidly scaling teams to support business growth.

As part of the Company’s succession planning strategy, in 2018 the Company formed an Extended Leadership Team consisting of the ELT and approximately 60 senior managers, primarily consisting of the direct reports of the ELT (the “XLT”). The XLT meets monthly, and the interactions are a key leadership development opportunity, allowing the XLT to provide input on the Company’s overall strategies, organizational priorities, participate in key management decisions, and build cross-functional relationships.

We will continue to focus on ensuring that succession plans are in place for executive and other critical roles, and to create plans to fill any gaps where successors are not identified. We will continue to improve the data that we collect and review on internal talent and continue to create programs and experiences intended to meaningfully build the critical capabilities and competencies across all areas of the organization.

Coworker Engagement

The Company continued to run internal engagement surveys of coworkers, including comprehensive Company-wide surveys, manager 360 surveys, exit surveys, and ad-hoc topical surveys for targeted audiences. In 2021, we saw 80% participation from our coworkers in our annual engagement survey, which reflected an increase from 72% in 2020. Our coworkers’ commitment to the Company remains high, and the survey resulted in positive responses to questions related to pride in Boston Beer, embodiment of Company values, and confidence in the future. Additionally, coworkers overwhelmingly cited leadership’s response to COVID-19 and care for coworkers as a differentiator during a difficult second year of the pandemic. There were also high scores in wellbeing and diversity, two new areas of focus for 2021.

We have also continued dedicated efforts to improve internal and cross-functional communications. In 2021, the team expanded with a dedicated internal communications resource focused on coworkers who work at our brewery locations. The year also brought the launch of Brew Hub, a company-wide intranet to serve as the primary channel for Company news and updates. We also expanded virtual town-hall meetings to a monthly cadence and continued regular emails from the CEO to the entire Company.

In 2021, we developed a new focus group program to give our coworkers a voice in helping to evolve key areas of the business and Boston Beer’s culture. We worked with a diverse and ever-changing group of coworkers to brainstorm opportunities for change within Boston Beer and identify solutions that were presented to leadership, business partners and other critical stakeholders across the Company. The focus groups took place monthly and covered topics such as future of work, performance development systems, and career development.

In 2021, the Company expanded the Coworker Affinity Groups, otherwise referred to as Coworker Networks, which were established in 2019 to provide a community to connect with coworkers on shared affinities and educate others who want to learn more. Coworker Networks have since evolved to help inform Company and consumer decisions, create development opportunities for their members, and facilitate external networking connections. In addition to the five established groups in the areas of LGBTQIA+, working parents, veterans, drug and alcohol support, and sustainability, we added two new resource groups (now seven total) focused on women in beer and our black, African American, Asian, Hispanic, and multiracial coworkers.

Safety

“Make the breweries the safest place our coworkers can be outside of their homes.” That was the expectation set by our chairman Jim Koch at the outset of the pandemic in 2020. This statement now serves as the backdrop to the daily expectations that drive our safety programs. At the Boston Beer Company, safety is one of our key values.

Our experience in 2021 identified opportunities for improvement. While our Total Incident Rate remained less than industry average, and our Days Away, Restricted or Transferred (DART) rate was even lower, we still recorded 29 coworker injuries across our Supply Chain and Retail operations over the course of the year. These injuries evolved out of issues related to forklift operations; slips, trips, and falls; and lacerations from working with glass and knives. Consequently, our 2022 efforts are specifically focused on ergonomics, powered industrial truck safety, and personal protective equipment.

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In addition to these specific focus areas, we are reinforcing the value of self-directed problem solving. In 2022 we will launch our own behavioral observation program called, Good Catch!, by empowering coworkers to identify and self-respond to unsafe conditions, whether in the moment or by escalating larger, systemic issues to a supervisor. Our hope is that this program enables engagement and reinforces the value of safety to create a sustainably safe work environment.

We have established a set of objectives for 2022, with the goal of a 20% reduction in recordable injuries. In furtherance of that goal, we have identified a series of key targets for our coworkers:

●	100% completion of all assigned Environment, Health, & Safety training;
●	100% completion of monthly department-driven safety inspections;
●	90% close-out of safety-driven action items within 30 days; and
●	90% or better on-time reporting of safety incidents.

Diversity, Equity, and Inclusion

As an equal opportunity employer, the Company is committed to creating a diverse and fair-minded organization that recognizes and values differences - inclusive of race, color, sexual orientation, gender identity, religion, national origin, age, veteran status, and mental/physical disability. We make these efforts to reinforce a workplace that supports and uplifts coworkers to feel accepted, equal, and involved, and to increase diverse representation across our organization, which is critical to continued success. Prior to 2021, the Company took numerous steps in furtherance of this goal:

●	Diversity, Equity, and Inclusion, or DE&I, was the sole focus of our annual “Action Learning Project” in 2019, where a cross-functional group of high-potential employees is formed annually to tackle an issue of vital importance to the Company. The Action Learning Project Group met every week for over ten months, identifying potential solutions to improve diversity across the Company. The group presented its findings and proposed solutions to the Executive Leadership Team and a leadership group consisting of the Company’s key senior managers in late 2019.
●	We created a Coworker Resource Group platform in 2019 designed to provide a community to connect with coworkers on shared affinities and educate others who want to learn. As of 2021, we currently have seven coworker resource groups focused in the areas of LGBTQIA+, working families, veterans, drug and alcohol support, sustainability, women’s support, and multicultural representation.
●	Since 2019, DE&I has been an area of discussion at each of our National Company Meetings.
●	In early 2020, the Action Learning Project evolved into the creation of a Diversity & Inclusion Committee. The goal of the Committee is to continue to advance efforts of fostering open dialogue about diversity, equity, and inclusion to ensure sustained awareness and growth.
●	In late 2020, we appointed a coworker to the newly created full-time position of Diversity, Equity & Inclusion Leader to spearhead our DE&I efforts. The position is a member of our Extended Leadership Team.
●	In 2020 we formed a multi-cultural task force, comprised of a cross-functional group of coworkers, to analyze and support the evolving makeup and needs of our consumer base. Since that time, we have leveraged our brands as external platforms to amplify these values and support social causes.
●	We established long-term relationships in 2020 with the NAACP, Civic Alliance, and GLAAD to further our knowledge and support of issues facing black, brown, and LGBTQIA+ communities.

In 2021, we launched the next phase of our DE&I strategy focused on continuing to guide an open-minded and informed culture, maintaining the authentic intersections of our brand identities within cultural conversations, and working with our partners to create industry change. The multi-year strategy was presented to the full Board of Directors to ensure visibility, support, and participation. Our strategy allows for clear and consistent top-down direction on the impact our DE&I efforts have on our people strategy and business aspirations, while also enabling our coworkers to create bottom-up initiatives that support the overall strategic intent. Our strategy will come to life in the following three areas: (1) making sustainable coworker lifecycle improvements by expanding capabilities to attract, retain, and develop diverse talent that mirrors our consumer base; (2) strengthening and growing allyship and an inclusive culture by leveraging inclusive leadership practices, coworker network engagements, and external partnerships; and (3) providing economic impact by maintaining and fostering new partnerships with businesses owned by underrepresented groups. Some of the steps we took in 2021 to achieve that goal included:

●	We included several new DE&I focused questions within our yearly coworker engagement survey to better understand coworker sentiment on DE&I issues.
●	We undertook an extensive pay equity analysis with an independent external vendor and committed to closing any uncovered gaps.
●	We increased DE&I visibility, communication, and education through quarterly reviews with leadership; a new company-wide DE&I newsletter; a focus month observance platform; and a new listening and learning bi-monthly series called Courageous Conversations. Some of the topics discussed during Courageous Conversations included racism, sexism/sexual harassment within the beer industry, the American dream, our culture, Afghanistan withdrawal, and healthier habits around stress and triggers.

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●	We established a supplier diversity task force to research and develop an operational plan resulting in the commitment to create a new position focused on supplier diversity, to be filled in 2022.
●	We began development of a multi-pronged DE&I learning platform, which included several issue-specific trainings such as de-escalation and LGBTQ+ policies and representation, while also enhancing our current training program on bias, harassment, and leadership.
●	We launched a series of workshops with ELT and XLT focused on trust, inclusion, and psychological safety.
●	The Talent Acquisition Team focused its recruiting efforts to a broader and more diverse set of applicants, yielding a 3% uptick in diverse hiring in 2021.
●	We participated in the Human Rights Campaign Equality Index alongside 1,271 organizations, receiving a score of 70% out of 100%.

EEO-1 Data

Boston Beer is an equal opportunity employer. As part of our commitment to improve our DE&I efforts, we recognize we must be transparent about our own population, including sharing key data from our EEO-1 reports filed with the Equal Employment Opportunity Commission. In addition to collecting data from our coworkers on an ongoing basis, we annually poll our Directors and Officers to allow them to voluntarily self-identify their demographic characteristics.

As of December 31, 2020, 2 of the 9 members of the Board of Directors were female and 1 of 9 self-identified as part of an underrepresented minority group; 3 of 11 Executive Officers were female and 1 of 11 self-identified as part of an underrepresented minority group.

Across the Company’s broader professional population, approximately 33.6% of our total workforce identified as female, 29.9% of our mid-level coworkers and managers identified as female, and 25% of our senior-level coworkers identified as female. For the purposes of these statistics, we define “senior level coworkers” to mean executives officers, and “mid-level coworkers” to mean “First/Mid-Level Officials and Manager” as that term is defined by the U.S. Equal Opportunity Commission. For Boston Beer, that includes all people managers below the executive level.

of our population identified as female	of our Mid Level Coworkers identified as female	of our Senior Level Coworkers identified as female

In 2020, approximately 19.3% of our total workforce self-identified as part of an underrepresented minority group, 6.9% of our mid-level coworkers and managers self-identified as part of an underrepresented minority group, and 12.5% of our senior-level coworkers self-identified as part of an underrepresented minority group.

of our population identified as part of an underrepresented minority group	of our Mid Level Coworkers identified as part of an underrepresented minority group	of our Senior Level Coworkers identified as part of an underrepresented minority group

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As of December 31, 2021, 2 of the 9 members of the Board of Directors were female and 1 of 9 self-identified as part of an underrepresented minority group; 3 of 11 Executive Officers were female and 1 of 11 self-identified as part of an underrepresented minority group. Across the Company’s broader professional population, approximately 34.6% of our total workforce self-identified as female; 37.7% of new hires in 2021 self-identified as female, 17.1% of our total workforce self-identified as part of an underrepresented minority group, and 25.6% of new hires in 2021 self-identified as part of an underrepresented minority group.

of our 2021 population identified as female	of our 2021 new hires identified as female	of our 2021 population identified as part of an underrepresented minority group	of our 2021 new hires is part of an underrepresented minority group

We recognize that there is still significant progress needed to be made within DE&I. Looking ahead to 2022, we aspire to build off our early learnings and momentum with additional DE&I focused initiatives.

●	We intend to continue participation in external benchmarking studies to further shape our thinking and build credibility with our coworkers, consumers, and partners.
●	We will look to build a deeper comprehension of the importance of understanding the makeup of our workforce via analytics, data review, and reporting.
●	We plan to implement the tenets of our DE&I strategy across all areas of learning and development on a companywide basis to support the holistic skillsets we aspire in our leaders.
●	We will continue to hone our recruiting strategy with a continued focus on building and maintaining relationships with diversity organizations, increasing awareness around bias and inclusivity in the workplace and recruiting processes, and keeping non-discriminatory and inclusive job descriptions with aspirations towards achieving annual increases in diverse job applicants and hires.

Social Responsibility

Social responsibility is a critical component of our internal and external culture and is an annual agenda item on the calendar of the Nominating/Governance Committee. In 2021, our Social Impact Team enjoyed its first full year as a dedicated team within the company with a dedicated Social Impact Leader. The team was created in 2020 to bring our existing efforts under a single umbrella with a cohesive strategy, strong leadership, and broad support from senior management. Some of the highlights of our social impact efforts are outlined below, aligned with priorities around philanthropy, volunteering, community partnerships, and responsible marketing.

One of our core philanthropic initiatives, Samuel Adams Brewing the American Dream, helps food, beverage, and brewing entrepreneurs launch and sustain their small businesses. The goal of the program is to help strengthen small businesses, create local jobs, and build vibrant communities. In partnership with Accion/Opportunity Fund, the nation’s largest non-profit micro-lender, the program also provides access to business capital. Since the inception of the Samuel Adams Brewing the American Dream program in 2008, the Company and partners like Accion/Opportunity Fund have worked together to loan more than $74 million to nearly 3,500 small business owners who have subsequently repaid these loans at a rate of more than 95%. The loan repayments received are reinvested into the program. Boston Beer coworkers, together with local business partners and community organizations, have provided coaching and mentoring to more than 13,000 business owners across the country. We estimate that these efforts have helped to create or maintain more than 9,000 local jobs.

Dogfish Head’s Beer & Benevolence program creatively collaborates with nonprofit organizations to foster community, nourish artistic advancement, and cultivate environmental stewardship. The efforts, focused in the mid-Atlantic region that the Dogfish Head brand calls home, invests about $500,000 annually into the local community in the form of direct grants, product donations, fundraising and events. In 2021, the Beer & Benevolence program partnered with nearly 100 organizations to make an impact across the coastal Delaware region.

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We also piloted a volunteer program called Boston Beer Volunteers! in 2021. The goal of the program is to provide opportunities for our coworkers to engage with the communities where we operate, allowing us to extend our efforts on key issues like sustainability and diversity. Boston Beer Volunteers! leverages a digital platform to present coworkers with opportunities to volunteer in their local communities, participate in virtual volunteering, and sign up for our Benevolence Days. Benevolence Days are on-the-clock single day community service projects organized by the Boston Beer Social Impact Team. During a Benevolence Day, coworkers roll up their sleeves and make direct impact in our communities. In addition, Benevolence Days allow cross-team connections as coworkers work alongside people they don’t necessarily work with on a daily basis. In 2021, the Company hosted Benevolence Days in Boston, Ohio, Delaware, and Pennsylvania.

Socially Responsible Advertising and Product Offerings

One of our core values is the responsible marketing and advertising of our products. As a member of the Brewers Association and the Beer Institute, we have pledged to maintain high standards and act as responsible corporate citizens. This includes promoting responsible consumption in our marketing materials and ensuring that our marketing materials do not target minors or portray, encourage, or condone underage drinking, drunk driving, irresponsible consumption of alcohol, people lacking control of their behavior as a result of drinking alcohol, illegal activity in connection with the consumption of alcohol, sexually explicit activity as a result of drinking alcohol, nudity, or littering with alcohol containers or packaging.

We also believe that one way to help mitigate the potentially harmful risks of drinking is to provide our drinkers with non-alcoholic and low-alcohol beer options. To that end, in the spring of 2021, we launched Samuel Adams Just the Haze, a hazy, juicy, full-flavored non-alcoholic IPA, and Dogfish Head Lemon Quest, a refreshing non-alcoholic brewed with real lemon puree, blueberry juice, acai berries, monk fruit, sea salt – both on a nationwide basis. We anticipate that non-alcoholic beer offerings will be a growing segment of the beer category for years to come and we intend to be an innovation leader within that sub-category.

In December 2021, we announced the upcoming release of Kernza Pils in collaboration with Patagonia Provisions. Kernza Pils is brewed with Kernza, organic barley, and organic Contessa hops. Developed by The Land Institute in Salina, Kansas, Kernza is a perennial grain that is ideally suited for organic and regenerative agriculture – its long roots and perennial growth allow it to thrive without pesticides and use less water than conventional wheat, while helping to reduce erosion and remove more carbon from the atmosphere. With new viable perennial crops like Kernza, farmers can help regenerate topsoil and remove nitrogen, preventing its loss to groundwater at deeper soil profiles. It’s good for the planet and the farmer. The more nationally available products are created, the greater the demand for regenerative perennial crops like Kernza. The hope is that more farmers take steps to transition their land from conventional to regenerative and organic.

Environmental Initiatives

Our environmental impact is an important area of focus as an organization, particularly as we embark upon our new, holistic focus on sustainability. In 2021, we continued movement on the path that we had laid out in 2020, which focused heavily on waste management practices at our breweries: diverting spent grains, yeast, diatomaceous earth, used carbon, and other brewing byproducts from landfill while simultaneously supporting local agricultural feed requirements and composting efforts. We continue to send waste-to-energy at our largest brewery in Pennsylvania. We discovered a passion among out taproom coworkers to address the influx of single-use plastic drinkware that became a reality as we navigated the COVID-19 pandemic, but resulted in heightened attention to the topic of waste management.

We are committed to report sound metrics and set meaningful and reasonable waste reduction goals in the future. In 2021, we performed an assessment of gaps and risks in this area, which proved to be a valuable tool. A robust, concerted effort will need to be deployed across our sites to get an accurate picture of the depth and breadth of our existing waste stream tonnage, and also to ascertain how we can improve our existing efforts at waste reduction, reuse, and recycling.

In 2022, we intend to focus on data collection and benchmarking. As we push forward with these efforts, we recognize the complexities of collecting accurate, consistent, and defensible data on waste management and diversion are vast and challenging. This will require significant cross functional collaboration across a broad set of coworkers, departments, locations, and business partners.

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COVID-19 Response

We continued to manage the COVID-19 pandemic in 2021 as well could have been expected given the ebb and flow of the virus, the introduction of new variants, and the -evolving guidance from public health officials and the federal government. Over the course of the year, we adjusted our way of working such that coworkers had choices – hybrid work, business critical travel options; virtual learning and meetings – all geared toward reducing stress and enabling the most efficient use of time and resources in the face of an unpredictable situation.

One of our earliest actions in 2021 was to educate and advocate for vaccination. Out of respect for the diversity of opinions amongst our coworkers, we opted not to mandate vaccination, but rather do everything we could to provide credible and legitimate information that could inform their decision to get the vaccine. We believe this effort was successful – more than 83% of our coworkers were vaccinated in 2021. This effort served the organization well as we entered the Delta variant phase of the pandemic and even better during the Omicron phase, resulting in fewer coworkers who were ill and even fewer who missed work because of exposure or illness.

One of the critical learnings of the Delta phase was that the risk experienced by unvaccinated coworkers was greater and less controllable. To that end, we developed both a voluntary and mandatory testing program that allowed coworkers to order and receive a saliva PCR test to their home. This testing effort enabled early visibility to asymptomatic carriers that minimized exposure and risk to others. Additionally, it was a mechanism for all coworkers to secure tests in advance of the holidays, minimizing risk to friends and families. This program was provided at no cost to our coworkers.

Throughout the year, there were decisions that required the organization to flex and adapt, most notably within the hospitality sector of our business. Local mandates around vaccination status and masks required changes to operating protocols in New York, Los Angeles, and Boston – changes that impacted both coworkers and guests. We were able to stay 100% functional and open for all but a few weeks in select locations toward the end of the year. Most importantly, we were able to keep our hospitality coworkers fully employed.

Our breweries in Pennsylvania, Ohio, Delaware, and Massachusetts remained open and produced product throughout the year. Due to early implementation of aggressive safety protocols, the majority of our coworkers remained safe, healthy, and ready to work. Up until the Omicron phase, the impact of the virus was relatively mild, both in case counts and severity of illness. By the time Omicron hit in December, a substantial number of our vaccinated coworkers had been boosted, which minimized the overall impact to our operations.

Throughout the year, forward-thinking and decisive action by our ELT was critical to ensuring our locations achieved or goal of remaining the “safest place a coworker could be outside of their home.” To do so, we continued our work with a board-certified emergency room physician to develop and implement protocols that we believe met or exceeded recommendations from government agencies and remain in place today:

●	We continued with a conservative mask policy for all segments of our business and maintained a supply that allowed us to provide surgical, KN95, and N95 masks at no charge to all coworkers. Throughout 2021, the use of a medical-grade mask was a requirement to work at any Boston Beer facility.
●	We facilitated on-site vaccination clinics at our production breweries for coworkers, temporary workers, contractors, and family members. More than 475 people took advantage of this offering.
●	We continued to adjust to changing CDC guidelines related to quarantine and isolation, opting to take the most conservative approach to case management. In some instances, this meant extending quarantine beyond CDC and state guidelines to ensure the safety of others. We utilized of contact mapping processes in an effort to provide protection for our coworkers and their families.
●	We continued with daily, aggressive cleaning practices using both our own production operators and third-party cleaners to try to ensure that our operating locations were clean at all times. This ongoing effort touched not only common spaces like break rooms, meeting rooms, and hallways, but also equipment centers and operating equipment.
●	We kept our coworkers up to date on changing protocols, the evolving conditions of the virus, transmission risks, protective measures, and how to get help. We continued with location-based communications like posters, banners, visual communications, and virtual meetings. A dedicated email address was established and promoted to coordinate timely response to coworker concerns and to support case management.
●	In 2021, we modified out pandemic pay program to allow for paid time off for those coworkers who were vaccinated but required to quarantine or isolate.
●	As we reported in last years’ Proxy Statement, in 2020 we sought to support our community by launching the Samuel Adams Restaurant Strong Fund, which raised funds to support bar and restaurant workers who are experiencing hardships in the wake of COVID-19. As of the end of 2021, the Fund had raised more than $15 million.

In 2022, we recognize that the situation will continue to evolve, and accordingly we will need to flex and adapt to change. Ultimately, we will seek to put safety at the forefront of our efforts, follow the science, properly inform our coworkers, and respect reasonable differences of opinion as it relates to the pandemic.

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Sustainability

The Board holds conversations with management about growing the Company in sustainable and environmentally responsible manners, because we believe doing so will create long-term value. While the ELT is responsible for the management of our sustainability initiatives, the Nominating/Governance Committee oversees and provides guidance on those initiatives.

We feel that we made pivotal progress in this area in 2021, as we committed to harnessing corporate sustainability as a strategic asset that will contribute to our organizational competitiveness over the long term. We made a compelling case to increase our focus the area of sustainability, beginning the transition from a set of informal sustainability practices to a more concerted, strategic, and holistic approach. As an initial step of that process, in late 2020 the management team approved the addition of a new position of Senior Sustainability Manager, which position was ultimately filled in the third quarter of 2021. The Senior Sustainability Manager immediately commences a collaborative effort towards developing our overall sustainability goals and vision.

In the fourth quarter of 2021 we reached a critical milestone in that journey by adopting our corporate sustainability philosophy, which is intended to guide our progress and ensure close alignment between sustainability and organizational strategic planning. The philosophy includes the following three tenets:

●	We see Corporate Sustainability as holistic, lying at the interface of environmental management, social responsibility, and economic improvement;
●	We aim to reduce waste and maximize our investments across environmental, social, and economic pillars; and
●	We see an opportunity to improve people’s lives and the world around us as we add value to our business.

With this philosophy at the top of mind and strongly advocated by senior management, our next priority has been to ensure the systematic embedding of sustainability across all levels and areas of the business, to ensure a cohesive, cross-functional approach going forward. With the establishment of these drivers, we are prepared to change our historical approach to sustainability. This previous approach was primarily focused on a wide variety of tactical environmental efforts voluntarily initiated by individual sites. These efforts were outlined in last year’s Proxy Statement under the heading “Environment and Sustainability.” While these efforts have continued, our new improved approach will focus on cross-functionality and cohesiveness through larger programs across the organization, rather through “bolt-on” tactical improvements. We will also focus on capturing and maintaining critical, measurable sustainability data that will help establish our environmental footprint as an organization for the purposes of strategic planning for improvement.

We also took several steps in 2021 to further our commitment to embed sustainability in all levels of the organization. We established a companywide network group on sustainability that captured the interest and participation of over 200 coworkers, representing all company location and departments. The group is focused on providing a space for the development and incubation of grassroots initiatives and voluntary participation by a robust sector of our company that is passionate about environmental stewardship and sustainability in general. In 2021 we also formed an Executive Sustainability Committee (“ESC”) comprised of a select group of members of our ELT and XLT. To ensure a close link between our operational and commercial interests, the ESC will play an integral role in ensuring that sustainability penetrates all levels of the organization. It will also assist in guaranteeing that our sustainability vision and strategy remains linked to our mission, vision, and values, while providing a conduit to the full ELT. As we progress in our sustainability journey and begin to innovate ways to make progress on program goals and sustainability targets, it will be imperative for our organizational leaders to be aware of, approve of, and provide a level of executive support for the operationally significant initiatives that will be required to make progress related to our vision.

As noted above under the heading “Stockholder Engagement”, we also had numerous meetings with our institutional investors in 2021, essentially all of which included conversations about the Company’s approach to sustainability. The Chair of our Nominating/Governance Committee, our Chief People Officer, the Senior Sustainability Manager, and our Corporate Secretary generally participated in those meetings, where we gained important insights into our investors’ approach towards sustainability and the importance they place on the subject matter. These discussions also played a significant role in forming our approach towards our building out our strategy around future ESG disclosures, which strategy is outlined in more detail under the heading “Future Aspirations for Standalone ESG Reporting” below.

Looking ahead to 2022, we aspire to continue the momentum we made in 2021 towards our strategic sustainability goals. Our aspirational goals for 2022 are outlined below.

●	We will look to establish our level of ambition at this early stage of our sustainability journey through concerted benchmarking and discussions with the ESC.
●	As discussed in more detail below, we are working with a third party to conduct a Materiality Assessment to capture input from internal and external stakeholders that allows us to focus on the issues that our most significant to our business.
●	We hope to identify a framework and strategy for our ESG reporting efforts.
●	We plan to further energize and engage of our coworkers with the official launch of a sustainability strategy and roadmap.
●	We hope to launch an onboarding a data management software platform to capture auditable, defensible data pertaining to our prioritized environmental metrics, which will likely include water consumption, energy consumption, and greenhouse gas emissions.
●	We will look to develop the underpinnings of a publicly disclosable climate statement that will establish our belief that climate change is real and pave the way for development of our own unique climate strategy.
●	We plan to embark upon a project to develop public facing ESG reporting, as noted below.

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Future Aspirations for Standalone ESG Reporting

During outreach meetings over the course of 2021, our institutional investors set forth their expectations regarding public company reporting on ESG matters. They generally expressed interest in more quantifiable disclosure in the future on topics such as water usage, diversity, energy usage, emissions, recycling, coworker engagement, supplier measurement, and social impact initiatives. Investors suggested that such disclosures may be best suited to be shared on the Company’s investor relations website or in a regularly updated standalone report. We also understand and appreciate that the SEC has proposed rules that may require publicly traded companies to provide more information in the future on how their operations affect the climate and carbon emissions.

To that end, we launched a project in the summer of 2021 to aspire towards that goal in the short-term future. As a first step towards that goal, we decided to commence a “Materiality Assessment” to determine which of our ESG initiatives are most critical to our Board, ELT, coworker base, potential job applicants, stockholders, suppliers, and our community in general. We launched a Request for Proposals to select a vendor for the Materiality Assessment in August 2021. We selected a vendor in December 2021 and kicked off the Materiality Assessment project in January 2022. We anticipate that the project will continue through the spring of 2022, at which point we will determine the most critical ESG areas to track and report on as a starting point. We aspire to commence such reporting in the short-term future. We also firmly understand that this will be an iterative process that will likely constantly evolve over time.

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Audit Information

Deloitte served as our independent registered public accounting firm and audited our consolidated financial statements for Fiscal Year 2021 and Fiscal Year 2020.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2021 and 2020. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2021 and Fiscal Year 2020 were as follows:

	2021	2020
Audit Fees	$1,171,634	$905,000
Audit-Related Fees(1)	$57,207	$86,661
Tax Fees(2)	$70,000	$129,000
TOTAL	$1,298,841	$1,120,661
(1)	Audit-related fees in 2021 and 2020 represent fees paid to Deloitte for work related to the Company’s 401(k) and pension plans.
(2)	Tax fees in 2021 and 2020 represent fees paid to Deloitte for federal and state tax return compliance assistance.

Representatives of Deloitte are expected to be present at the 2022 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit Committee Report1

The Audit Committee, which is comprised of three independent Directors, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2021 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and financial and operating control effectiveness. The full scope of the Committee’s responsibilities is outlined under the heading “Audit Committee” above. As part of its processes, the Audit Committee has continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee regularly meets privately with representatives of Deloitte, our Director of Internal Audit, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2021 filed with the SEC.

Jean-Michel Valette (Chair) Meghan V. Joyce Julio N. Nemeth

1	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Voting Matters for 2022 Annual Meeting

Item 1:	Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated Meghan V. Joyce, Michael Spillane, and Jean-Michel Valette for election to the Board as Class A Directors for a one-year term. All three are incumbent Class A Directors. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:	Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2017 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of Class A Shares cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board determined that we would conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of our NEOs is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A, which discusses in greater detail how Boston Beer’s compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the NEO compensation program, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved.”

The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the compensation paid to its Named Executive Officers for Fiscal Year 2021, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

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Item 3:	Election of Class B Directors by the Class B Stockholder

The Nominating/Governance Committee recommends that David A. Burwick, Samuel A. Calagione, III, Cynthia A. Fisher, C. James Koch, Michael M. Lynton, and Julio N. Nemeth be elected at the Annual Meeting as Class B Directors for a one-year term. All six are incumbent Class B Directors.

The Board of Directors recommends that the Class B Stockholder vote “FOR” all such nominees for Class B Director.

Item 4:	Ratification of Appointment of Independent Registered Public Accounting Firm by the Class B Stockholder

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for Fiscal Year 2022.

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholder ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2022.

Under Boston Beer’s By-Laws, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholder(s). Accordingly, an affirmative vote of the sole Class B Stockholder is required to approve this Item 4.

The Board of Directors recommends that the Class B Stockholder vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2022.

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Frequently Asked Questions

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2022 Annual Meeting of Stockholders and any adjournments thereof.

1.	When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Wednesday, May 18, 2022, at 3:00 p.m. ET at the Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. Please note that this is a different location than prior years! Check-in prior to the formal portion of the meeting will take place in the lobby area of the Taproom, which will be open at approximately 2:00 p.m. ET. Stockholders who are entitled to vote are permitted to attend the meeting. Use of public transportation is strongly encouraged due to parking limitations. The closest subway stops are Government Center and State. For the commuter rail, the Taproom is also approximately a half-mile walk through downtown Boston from both South Station and North Station. While we anticipate being able to accommodate all attendees based on historical attendance statistics, we also encourage you to arrive early due to capacity restrictions at the Taproom. Please note that the City of Boston may require proof of vaccination for admittance to the Taproom.

2.	Who is eligible to vote?

You are eligible to vote if you held shares of Class A or Class B Common Stock as of the close of business on the Record Date, March 21, 2022. Each outstanding Class A Share and Class B Share entitles the stockholder to one (1) vote on each matter properly brought before the respective Class. On the Record Date, we had outstanding and entitled to vote 10,243,941 Class A Shares and 2,068,000 Class B Shares.

3.	What is the difference between a “Registered Stockholder” and a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Registered Stockholder” (also sometimes referred to as a Stockholder of Record). If you are a Registered Stockholder, we sent the Notice directly to you. If your shares are held by your broker or bank on your behalf, you are considered a “Beneficial Owner.” If this is the case, the Notice and instructions on how to vote your shares have been sent to you by your broker, bank, or other holder of record.

4.	I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, the Notice, or other evidence of ownership, if you voted by mail, or the Notice and photo identification, if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 21, 2022, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

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5.	I am a Registered Stockholder. How do I cast my vote?

By Internet or Telephone Prior to the Meeting: You may vote your shares via the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 17, 2022.

By Mail Prior to the Meeting: If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

In Person at the Annual Meeting: You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

6.	I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.	Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive a paper copy of the Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a paper copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.	What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

9.	As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

●	Vote in favor of all nominees;
●	Vote for specific nominees and withhold a favorable vote for specific nominees; or
●	Withhold a favorable vote for all nominees.

The Board recommends a favorable vote FOR ALL nominees.

Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer’s NEO Compensation

Voting Choices

●	Vote for the proposal;
●	Vote against the proposal; or
●	Abstain from voting for the proposal.

The Board recommends a vote FOR the proposal.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2022 Proxy Statement	62

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10.	How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

11.	How will “withhold” votes and abstentions be counted for matters to be voted on by the Class A Stockholders?

Abstentions and “withhold” votes will be counted as present in determining whether the quorum requirement is satisfied.

As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to “withhold” favorable votes with respect to certain or all Class A Director nominees. A substantial number of “withhold” votes will not prevent a nominee from getting elected, but could potentially influence decisions by the Board concerning future nominations.

Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes.

12.	I am a Class A Stockholder. What if I do not specify a choice for a matter when returning a proxy card?

If you are a Stockholder of Record and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, your shares will be voted in favor of each of the Class A Director nominees and in favor of the proposal to approve, on an advisory basis, the Company’s 2021 NEO compensation. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment. If you are a Beneficial Owner and do not provide voting instructions on the form provided by your bank, broker, or other nominee holding your shares of Class A Common Stock, your shares may not be voted with respect to “non-routine” matters such as the election of directors and the proposal to approve, on an advisory basis, the Company’s 2021 NEO compensation.

13.	What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

14.	May stockholders ask questions at the Annual Meeting?

Yes. There will be a question-and-answer period after the formal portion of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited in the number of questions they may ask. Stockholders should direct questions to the Chairman and confine questions to matters that relate to Company business.

15.	When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Form 8-K filed with the SEC within four business days after the meeting.

THE BOSTON BEER COMPANY, INC.	2022 Proxy Statement	63

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16.	I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 29, 2022 or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.	Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to our Corporate Secretary, Michael G. Andrews. Your most current proxy is the one that will be counted.

18.	Who incurs the expenses of the proxy solicitation?

All proxy soliciting expenses incurred in connection with the Company’s solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.

19.	How can I contact Boston Beer?

Our mailing address is: The Boston Beer Company, Attn: Investor Relations, One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is www.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2022 Proxy Statement	64

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Other Information

2021 Annual Report

A copy of the 2021 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Stockholder Proposals for 2023 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2023 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 2, 2022.

If a stockholder wishes to present a proposal at the 2023 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 3, 2023, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

By order of the Board of Directors,

Michael G. Andrews

Associate General Counsel

& Corporate Secretary

THE BOSTON BEER COMPANY, INC.	2022 Proxy Statement	65

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BOSTON BEER co.
· ESTD. 1984 ·

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 17, 2022 at 11:59 P.M., Eastern Time

Online
Go to **www.envisionreports.com/SAM** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.envisionreports.com/SAM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2022 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - Meghan V. Joyce 02 - Michael Spillane 03 - Jean-Michel Valette

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees ☐ For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Advisory vote to approve our Named Executive Officers' executive compensation.	☐	☐	☐

Such other matters may properly come before the meeting or at any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT
1 U P X 5 3 6 0 7 5

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/SAM

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SAM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Boston Beer Company, Inc.

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — Wednesday, May 18, 2022

The undersigned, a stockholder of The Boston Beer Company, Inc., hereby appoints Frederick H. Grein, Jr., David A. Burwick, Tara L. Heath and Michael G. Andrews, or any of them, acting singly, the undersigned's proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Wednesday, May 18, 2022, or at any adjournments thereof, upon such matters as may come before the Meeting.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address — Please print new address below.

Comments — Please print your comments below.